UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Denny’s Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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203 East Main Street

Spartanburg, South Carolina 29319

April 9, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Denny’s Corporation to be held at 9:00 a.m. on Wednesday, May 20, 2009, at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you attend in person, it is important your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy, or vote via telephone or the Internet as set forth in the proxy, at your earliest convenience.

On Behalf of the Board of Directors,

Sincerely,

Debra Smithart-Oglesby

Board Chair

NOTICE OF MEETING

Spartanburg, SC

April 9, 2009

The Annual Meeting of Stockholders of Denny’s Corporation will be held at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina on Wednesday, May 20, 2009 at 9:00 a.m. for the following purposes as described in the accompanying Proxy Statement:

1.	To elect seven (7) directors.

2.	To consider and vote on a proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 30, 2009.

3.	To consider and vote on the stockholder proposal described in the attached Proxy Statement, if properly presented at the meeting.

4.	To transact such other business as may properly come before the meeting.

Only holders of record of Denny’s Corporation common stock at the close of business on March 24, 2009 will be entitled to notice of, and to vote at, this meeting.

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed proxy in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). Returning your proxy as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting. For directions to the meeting, please visit the Spartanburg Marriott’s website at www.spartanburgmarriott.com, or call (864) 596-1211.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2009.

The proxy statement and the 2008 Annual Report of Denny’s Corporation are available at http://proxy.dennys.com.

J. Scott Melton

Assistant General Counsel,

Corporate Governance Officer and

Secretary

Proxy Statement Table of Contents

PROXY STATEMENT

April 9, 2009

GENERAL

Introduction

The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held on Wednesday, May 20, 2009, at 9:00 a.m. at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Denny’s Corporation to be used at the upcoming Annual Meeting of Stockholders. The information provided herein concerns not only Denny’s Corporation, but also Denny’s, Inc. (“Denny’s”), a subsidiary which it wholly owns through another wholly-owned subsidiary, Denny’s Holdings, Inc., since substantially all operations of Denny’s Corporation are currently conducted through Denny’s.

Stockholder Voting

You may vote at the Annual Meeting either by proxy or in person. Only holders of record of common stock of Denny’s Corporation, par value $0.01 per share (the “Common Stock”) as of the close of business on March 24, 2009 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement will be mailed to each such stockholder beginning on or about April 14, 2009.

Voting by Proxy

To vote by proxy, you must either properly execute and return prior to the meeting a proxy (in the form enclosed), or follow the instructions set forth in the enclosed proxy to vote by phone or on the Internet. Where you have appropriately specified how your proxy is to be voted, it will be voted accordingly. If no specifications are made, your proxy will be voted (i) in favor of the seven (7) nominees to the Board of Directors, (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 30, 2009, and (iii) against the stockholder proposal described further herein. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter of business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.

If you execute a proxy, you may revoke it at any time before it is exercised by delivering a written notice to J. Scott Melton, Assistant General Counsel, Corporate Governance Officer and Secretary of Denny’s Corporation, either at the Annual Meeting or prior to the meeting date at the Denny’s Corporation principal executive offices at 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person. If you vote by telephone or by accessing the Internet voting website, you may also revoke your proxy by re-voting using the same procedure no later than 7:00 p.m. Eastern Time on Tuesday, May 19, 2009.

Voting in Person

To vote at the meeting in person, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting. For directions to the meeting, please visit the Spartanburg Marriott’s website at www.spartanburgmarriott.com, or call (864) 596-1211.

Voting Requirements

At the meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting will be decided by a majority of votes cast on the matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” or “against” any director-nominee or “for” or “against” any other proposal. As of the close of business on the Record Date, there were issued and outstanding and entitled to be voted at the Annual Meeting, 96,076,172 shares of Common Stock.

Equity Security Ownership

Principal Stockholders

The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 24, 2009 to own more than 5% of the outstanding shares. As of March 24, 2009, there were 96,076,172 shares of the Common Stock issued and outstanding.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
Wellington Management Company, LLP 75 State Street Boston, MA 02109	9,192,812	(1)	9.6
Fidelity Management & Research Company (and related entities) 82 Devonshire Street Boston, MA 02109	7,664,231	(2)	8.0
Olstein Capital Management, L.P. 4 Manhattanville Road Purchase, NY 10577-2119	6,847,900	(3)	7.1
The Vanguard Group, Inc. (and related entities) 100 Vanguard Blvd. Malvern, PA 19355	6,792,410	(4)	7.1
Morgan Stanley 1585 Broadway New York, NY 10036	6,561,294	(5)	6.8
Keeley Asset Management Corp. (and related entities) 401 South LaSalle St. Chicago, IL 60605	5,710,000	(6)	5.9
Barclays Global Investors, NA (and related entities) 45 Fremont Street San Francisco, CA 94105	5,681,713	(7)	5.9

(1)	Based upon the Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2009. Wellington Management Company, LLP is deemed to be the beneficial owner of the listed shares and to have shared voting power with respect to 7,899,470 shares and shared investment power with respect to 9,192,812 shares.

(2)	Based upon the Schedule 13G/A filed with the SEC on February 17, 2009, FMR LLC is the beneficial owner of 7,664,231 shares and has sole voting power over 2,864,115 shares and sole investment power over 7,664,231 shares. Edward C. Johnson 3d is the beneficial owner of 7,664,231 shares and has sole investment power over 7,664,231 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 4,457,207 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fidelity Funds (the “Funds”), each has sole investment power over the 4,457,207 shares owned by the Funds. Neither FMR LLC, nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote shares owned directly by the Funds, which power resides with the Funds’ Board of Trustees. Pyramis Global Advisers Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC is the beneficial owner of 3,207,024 of the shares listed as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole investment power over 3,207,024 shares and sole voting power over 2,864,115 shares owned by the institutional accounts managed by PGATC.
(3)	Based upon the Schedule 13G filed with the SEC on March 23, 2009, Olstein Capital Management, L.P. (“Olstein”), in its role as investment adviser to the Olstein All Cap Value Fund and the Olstein Strategic Opportunities Fund (each a series of the Olstein Funds, an investment company), may be deemed to beneficially own all of the listed shares and may be deemed to have sole voting and sole investment power with respect to such shares. The Olstein Funds are deemed to beneficially own 6,348,900 of the listed shares and are deemed to have sole voting and sole investment power with respect to such shares.
(4)	Based upon the Schedule 13G filed with the SEC on February 13, 2009. The Vanguard Group, Inc. is deemed to be the beneficial owner of the listed shares and to have sole voting power with respect to 102,670 shares and sole investment power with respect to 6,792,410 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of the Vanguard Group, Inc., is the beneficial owner of 102,670 shares as a result of its serving as investment manager of collective trust accounts and has sole voting power with respect to such shares.
(5)	Based upon the Schedule 13G/A filed with the SEC on February 17, 2009. Morgan Stanley has sole voting power with respect to 6,377,599 shares, sole investment power with respect to 6,561,294 shares and shared voting power with respect to 2,185 shares. Morgan Stanley indicates that it files reports solely in its capacity as the parent company of, and indirect beneficial owner of shares held by, certain of its operating units.
(6)	Based upon the Schedule 13G/A filed with the SEC on February 13, 2009. Keeley Asset Management Corp. and the Keeley Small Cap Value Fund are deemed to be the beneficial owners of the listed shares. Keeley Asset Management Corp. is deemed to have sole voting and sole investment power with respect to such shares.
(7)	Based upon the Schedule 13G/A filed with the SEC on February 5, 2009, Barclays Global Investors, NA has sole voting power over 2,937,402 shares and sole investment power over 3,437,547 shares. Barclays Global Fund Advisors has sole voting power and sole investment power over 2,244,166 shares.

Management

The following table sets forth, as of March 24, 2009, the beneficial ownership of Common Stock by: (i) each current member of the Board of Directors (the “Board”) of Denny’s Corporation, (ii) each director nominee to the Board of Denny’s Corporation, (iii) each executive officer included in the Summary Compensation Table elsewhere in this Proxy Statement, and (iv) all current directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Common Stock
Vera K. Farris	181,110	*
Brenda J. Lauderback	65,561	*
Nelson J. Marchioli	4,316,363	4.3
Robert E. Marks	188,486	*
Michael Montelongo	65,384	*
Louis P. Neeb	14,651	*
Donald C. Robinson	832	*
Donald R. Shepherd	181,272	*
Debra Smithart-Oglesby	130,235	*
F. Mark Wolfinger	443,517	*
Janis S. Emplit	496,720	*
Mark E. Chmiel	47,768	*
Rhonda J. Parish	792,630	*
Samuel M. Wilensky	85,993	*
All current directors and executive officers as a group (12 persons)	6,131,899	6.1

*	Less than one (1) percent.
(1)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (within sixty (60) days of March 24, 2009) through the exercise of stock options: (i) Ms. Farris and Messrs. Marks and Shepherd (90,600 shares each), (ii) Ms. Lauderback and Mr. Montelongo (37,800 shares each), (iii) Mr. Marchioli (3,300,067 shares), (iv) Mr. Neeb (6,300 shares), (v) Ms. Smithart-Oglesby (75,600 shares), (vi) Mr. Wolfinger (396,367 shares), (vii) Ms. Emplit 363,500 shares), (viii) Mr. Chmiel (34,368 shares), (ix) Ms. Parish (738,700), (x) Mr. Wilensky (50,000 shares) and (xi) all current directors and executive officers as a group (4,523,602 shares).
(2)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (within sixty (60) days of March 24, 2009) through the conversion of deferred stock units upon termination of service as a director of Denny’s Corporation: (i) Ms. Farris (44,463 shares), (ii) Ms. Lauderback (27,761 shares), (iii) Mr. Marks (43,033 shares), (iv) Mr. Montelongo (27,584 shares), (v) Mr. Neeb (8,351 shares), (vi) Mr. Robinson (832 shares), (vii) Mr. Shepherd (45,819 shares), (viii) Ms. Smithart-Oglesby (44,635 shares), and (ix) all current directors and executive officers as a group (243,672 shares).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	11,558,397	(1)	$2.51	3,728,563	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	11,558,397		$2.51	3,728,563

(1)	Includes shares issuable pursuant to the grant or exercise of awards under the Denny’s Corporation 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”), the Denny’s Corporation Amended and Restated 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”), the Denny’s, Inc. Omnibus Incentive Compensation Plan for Executives, the Advantica Stock Option Plan and the Advantica Restaurant Group Director Stock Option Plan.
(2)	Includes shares of Common Stock available for issuance as awards of restricted stock, restricted stock units, deferred stock units and performance awards, under the 2008 Omnibus Plan and the 2004 Omnibus Plan.

ELECTION OF DIRECTORS

Nominees for Election as Directors of Denny’s Corporation

As permitted under our Bylaws, the Board has set seven (7) (reduced from nine (9)) as the number of directors effective as of May 20, 2009 to constitute the Board of Directors of Denny’s Corporation. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of seven (7) nominees to the Board of Denny’s Corporation. These nominees are: Brenda J. Lauderback, Nelson J. Marchioli, Robert E. Marks, Louis P. Neeb, Donald C. Robinson, Donald R. Shepherd and Debra Smithart-Oglesby, each of whom has consented to serve and will serve as a director, if elected, until the 2010 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation and Bylaws, as amended. Each nominee currently serves as a director. Ms. Farris and Mr. Montelongo, both currently directors, will not stand for re-election.

If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Denny’s Corporation Restated Certificate of Incorporation and Bylaws.

Business Experience

The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Vera K. Farris	72	Director of Denny’s Corporation; President Emerita and Distinguished Professor, The Richard Stockton College of New Jersey (2003-present); Distinguished Visiting Professor, University of Pennsylvania (2003-present); President of Richard Stockton College (1983-2004); TIAA-CREF Fellow (2005-2006).	1993

Brenda J. Lauderback	58	Director of Denny’s Corporation; Retired; President of Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor (1995-1998); President of Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor (1993-1995); Vice President and General Merchandise Manager of Target Corporation (formerly Dayton Hudson) (1982-1993). Director of Big Lots, Inc., Wolverine World Wide, Inc., Irwin Financial Corporation and Select Comfort Corporation.	2005

Nelson J. Marchioli	59	Chief Executive Officer, President and Director of Denny’s Corporation and Denny’s, Inc. (2001-present); President of El Pollo Loco, Inc. (a subsidiary of the Company until 1999) (1997-2001).	2001

Robert E. Marks	57	Director of Denny’s Corporation; President of Marks Ventures, LLC, a private equity investment firm (1994-present); Chairman of the Board of Directors of Denny’s Corporation (2004-2006); Director of Emeritus Corporation and a member of the Board of Trustees of the Fisher House Foundation and The International Rescue Committee.	1998

Michael Montelongo	53	Director of Denny’s Corporation; Senior Vice President, Chief Administrative Officer for Sodexo, Inc., a provider of food and facilities management services (January 2008 - present); Senior Vice President, Strategic Marketing for Sodexho (2005-January 2008); Assistant Secretary of the Air Force (Financial Management and Comptroller) (2001-2005). Director of DataPath, Inc. and member of the Council on Foreign Relations and the National Aeronautics and Space Administration (NASA) Advisory Council.	2005

Louis P. Neeb	70	Director of Denny’s Corporation; Chairman of the Board of Directors of Mexican Restaurants, Inc., a restaurant company (1995-present); Director of Mexican Restaurants, Inc. and CEC Entertainment, Inc.	2007

Donald C. Robinson	56	Director of Denny’s Corporation; President of Baha Mar Resorts, Ltd., a resort development in Nassau, Bahamas (2006-present); Group Managing Director, Hong Kong Disneyland (2001-2006); Senior Vice President, Walt Disney World Operations (1998-2001).	2008

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Donald R. Shepherd	72	Director of Denny’s Corporation; Retired; Chairman of Loomis, Sayles & Company, L.P., an investment management firm (1992-1995); Chief Executive Officer and Chief Investment Officer of Loomis Sayles & Company, L.P. (1990-1995). Member of Investment Committee of Scripps Research Institute and various University of Michigan advisory committees.	1998

Debra Smithart-Oglesby	54	Director of Denny’s Corporation; Chair of the Board of Directors of Denny’s Corporation (2006-present); President of O/S Partners, an investment capital and consulting services firm (2000-present); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999). A member of the Editorial Advisory Board of CFO Magazine.	2003

Corporate Governance

The Board of Directors has determined that, other than Mr. Marchioli, each current member of the Board is independent under NASDAQ listing standards. There are three standing committees of the Board, the Audit and Finance Committee, the Compensation and Incentives Committee and the Corporate Governance and Nominating Committee. Each such committee is made up solely of independent directors as defined by NASDAQ listing standards applicable to each committee. The Audit and Finance Committee currently consists of Messrs. Marks, Montelongo, Neeb, Shepherd and Ms. Smithart-Oglesby, with Mr. Marks serving as chair. The Compensation and Incentives Committee is currently comprised of Mss. Farris and Lauderback and Messrs. Montelongo, Robinson and Shepherd, with Ms. Farris serving as chair. Mss. Farris, Lauderback and Smithart-Oglesby and Messrs. Marks and Neeb currently make up the Corporate Governance and Nominating Committee, with Ms. Lauderback serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year. For a description of our code of ethics, see the “Code of Ethics” section elsewhere in this Proxy Statement.

Set forth below is information regarding each committee.

Audit and Finance Committee

Summary of Responsibilities. The Audit and Finance Committee (the “Audit Committee”), which held seven (7) meetings in 2008, has been established by the Board to assist the Board in fulfilling its responsibilities toward stockholders, potential stockholders and the investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s primary responsibilities include overseeing (i) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (ii) the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, (iii) the appropriateness of the Company’s accounting policies, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s risk assessment and management practices, and (vi) the Company’s finance activities, while providing and maintaining an avenue of communication among the Committee, the independent auditors, internal auditors, management and the Board. For a complete description of the Audit Committee’s powers, duties and responsibilities, see the charter of the Audit Committee available to stockholders on the Company’s website at www.dennys.com.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards.

Audit Committee Financial Experts. The Board has determined that at least two Board members currently serving on the Audit Committee, Robert E. Marks and Debra Smithart-Oglesby, are Audit Committee Financial Experts, as that term is defined by the SEC, based upon their respective business experience and educational backgrounds which includes Mr. Marks’ experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) as a part of his over 20 years of work experience in the field of private equity investments, in more than 15 different industries.

Audit Committee Report. A formal written charter was originally adopted by the Audit Committee on March 14, 2000, and subsequently approved and adopted by the Board on May 24, 2000. Thereafter it has been amended and restated on November 12, 2003, August 25, 2006 and October 29, 2007. The Audit Committee fulfilled its responsibilities under and remained in compliance with the charter during the fiscal year ended December 31, 2008.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with KPMG, the Company’s independent registered public accounting firm.

•

The Audit Committee has discussed with KPMG, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

•

The Audit Committee has received the written disclosure and the letter from KPMG, required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

•

Based on and pursuant to the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Audit and Finance Committee

Robert E. Marks, Chairman

Michael Montelongo

Louis P. Neeb

Donald R. Shepherd

Debra Smithart-Oglesby

Compensation and Incentives Committee

Summary of Responsibilities. The Compensation and Incentives Committee (the “Compensation Committee”), which held nine (9) meetings in 2008, is responsible for (i) overseeing the Company’s overall compensation program and philosophy, (ii) reviewing and approving compensation of the Chief Executive Officer and senior management of the Company, (iii) administering the Company’s short- and long-term incentive plans and other stock or stock-based plans, (iv) overseeing the Company’s executive compensation disclosure and issuing the Committee’s report as required by the applicable rules and regulations governing the Company’s annual proxy statement, (v) reviewing and making recommendations to the Board regarding director compensation, and (vi) overseeing the Company’s various benefit plans. For a complete description of the Compensation Committee’s power, duties and responsibilities, see the charter of the Compensation Committee which may be found on the Company’s website at www.dennys.com.

Process for Determination of Executive and Director Compensation. Executive compensation is determined by the Compensation Committee pursuant to the authority granted to it by the Board. Director Compensation is determined by the Board upon recommendation by the Compensation Committee. In 2008, the Compensation Committee engaged consultants, Hewitt Associates (January – September 2008) and Towers Perrin (October – December 2008) and considered data and analysis prepared by these consultants regarding competitive pay practices among the Company’s peer group and restaurant industry to determine the appropriate level of director and executive officer compensation. Additionally, it considered the recommendation of the CEO with respect to compensation levels of executive officers other than the CEO.

Also when making compensation decisions, the Compensation Committee annually analyzes tally sheets prepared for each of the named executive officers. These tally sheets were prepared by our human resources department and our compensation consultant. Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance scenarios and termination of employment and change-in-control scenarios.

The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, as well as information about wealth accumulation (discussed in more detail in the “Post-Termination Arrangements” section of the “Compensation Discussion & Analysis” section elsewhere in this Proxy Statement), so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. For additional information regarding the basis for determining executive and director compensation, see the “Compensation Discussion and Analysis” section elsewhere in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation Committee during the fiscal year ended December 31, 2008: Vera K. Farris, Brenda J. Lauderback, Michael Montelongo, Donald R. Shepherd, Debra Smithart-Oglesby (January to May), and Donald C. Robinson (May to December). None of the members of the Compensation Committee were officers or employees of the Company during 2008 or any time prior thereto. During 2008, none of the members of the Compensation Committee had any relationship, directly or indirectly, with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Board or Compensation Committee.

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement and based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and this proxy statement.

Compensation and Incentives Committee

Dr. Vera K. Farris, Chair

Brenda J. Lauderback

Michael Montelongo

Donald C. Robinson

Donald R. Shepherd

Corporate Governance and Nominating Committee

Summary of Responsibilities. The responsibilities of the Corporate Governance and Nominating Committee (the “Governance Committee”) which held three (3) meetings in 2008, include (i) developing and recommending to the Board a set of corporate governance standards in the form of a corporate governance policy for the Company, (ii) maintaining, and monitoring compliance with, the corporate governance policy, (iii) monitoring the process of assessing the effectiveness of the Board and its committees, and (iv) identifying individuals qualified to become Board members and recommending to the Board director nominees for election at the annual meeting of stockholders or those necessary to fill existing vacancies on the Board. Additionally, the Governance Committee is responsible for monitoring and safeguarding the independence of the Board, monitoring and overseeing senior management succession, overseeing director education and reviewing all related party transactions while monitoring compliance with the Company’s Related Party Transaction Policy and Procedures. All members of this committee are independent within the meaning of NASDAQ listing standards. The Governance Committee has a written charter. For a further description of the Governance Committee’s powers, duties and responsibilities, please refer to the committee’s charter which may be found on the Company’s website at www.dennys.com.

Corporate Governance Policy and Practice. The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards, that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.

The Company’s corporate governance policy is posted on the Company’s website at www.dennys.com.

Director Nominations Policy and Process. The Governance Committee will consider director-nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons to the Board for consideration as a nominee for election to the Board must send a written notice to the Governance Committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the committee, a stockholder recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting.

In addition, in accordance with the Company’s Bylaws, stockholders may directly nominate persons for election to the Board of Directors at an annual meeting. Such nominations must be sent by written notice to the Secretary of Denny’s Corporation at the corporate address set forth above and must comply with the applicable timeliness and information requirements of the Company’s Bylaws. Please see the “Other Matters-2010 Stockholder Proposals” section elsewhere in the Proxy Statement for more information. The Company’s Bylaws were amended on November 12, 2008, to, among other things, clarify and present in greater detail the requirements for stockholders to nominate directors or present other items of business at an annual meeting.

The Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be at least 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Board; and

—	he or she must be fluent in the English language.

Annually, the Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Governance Committee will identify potential nominees for director from (1) the slate of current directors, (2) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (3) recommendations from stockholders.

The committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—

whether the potential nominee has experience and expertise that is relevant to the Company’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—

whether the potential nominee is independent, as defined by listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation stockholders; and

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of the Company’s business.

Additionally, with respect to an incumbent director whom the Governance Committee is considering as a potential nominee for re-election, the committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company. The manner in which the committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.

The Company did not pay fees to a professional search firm to help identify and evaluate potential nominees for director to present to stockholders for election at the 2009 Annual Meeting. The Governance Committee did not receive, by December 15, 2008 (the 120th calendar day before the first anniversary of the date of release of the 2008 proxy statement), any recommended nominee from a stockholder who beneficially owns more than 5% of Common Stock or from a group of stockholders who beneficially own, in the aggregate, more than 5% of the Common Stock.

Independent Chairman/Lead Director; Board Meeting Information

In addition to the above-mentioned committee assignments and roles, in January 1999 the Board began appointing, from among its members, a Lead Director. Since 2002, an independent director has been appointed as the Company’s Chairman of the Board of Directors. The Board has determined that there is not a need to designate an independent lead director so long as the Chairman of the Board is an independent director.

During 2008, there were six (6) meetings of the Board. Each director attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during 2008.

Communications Between Security Holders and Board of Directors

The process for security holders of Denny’s Corporation to send communications to the Board is as follows. Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to the Secretary of Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices, or by e-mail to smelton@dennys.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Chairman of the Board.

Board Member Attendance at Annual Meetings of Stockholders

It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the annual meeting of stockholders attend such meeting except in cases of extraordinary circumstances. All current directors attended last year’s annual meeting of stockholders.

Director Compensation

For a description of the compensation of the directors, please see the Director Compensation Table and the narrative description following it elsewhere in this Proxy Statement.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations proposed and adopted by the SEC, and by each national securities exchange, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the year 2009, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at this Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.

2008 and 2007 Audit Information

KPMG served as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years ended December 26, 2007 and December 31, 2008. The fees billed in the fiscal years ended December 26, 2007 and December 31, 2008 for KPMG’s services to the Company were:

	Year ended December 26, 2007	Year ended December 31, 2008
Audit Fees	$570,000	$589,000
Audit-Related Fees	46,500	53,600
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$616,500	$642,600

In the above table, in accordance with applicable SEC rules:

•

“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the annual Consolidated Financial Statements included in the Company’s Form 10-K and review of the Condensed Consolidated Financial Statements included in the Company’s Form 10-Qs, or for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, registration statements, statutory audits and reports on internal controls required by the Sarbanes Oxley Act of 2002;

•

“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm to the Company for any services not included in the first three categories above.

The Audit Committee has considered and determined that the services for which audit-related fees were billed were compatible with KPMG maintaining its independence.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled committee meetings. The Chair will report any such decisions at the committee’s next scheduled meeting. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

STOCKHOLDER PROPOSAL

The stockholder proposal, which follows, is a verbatim submission by The Humane Society of the United States (“HSUS”) of 2100 L Street, NW, Washington, DC 20037 (who has notified us that it owns 3,248 shares of our Common Stock), for consideration by our stockholders. All statements therein are the sole responsibility of HSUS.

Shareholder Resolution

Whereas, Denny’s Corporation (the Corporation) has already committed to sell cage-free eggs and in a May 2007 article, the Corporation’s Director of Public Relations is quoted: “Denny’s has long advocated humane animal handling practices among our suppliers.”

Typically, caged egg-laying hens are confined in wire battery cages with only 67 square inches of cage space per bird—less than a letter-sized sheet of paper—on which to spend nearly their whole lives. The space is so small the birds cannot even spread their wings.

The prestigious Pew Commission on Industrial Farm Animal Production—an independent panel including former US Secretary of Agriculture Dan Glickman—concluded after an extensive two-year study that battery cages for laying hens should be phased out.

The Center for Food Safety states: “Extreme intensive confinement can have potentially serious public health and food safety implications and should be phased out as is being done in the European Union.” The largest study ever performed comparing Salmonella risk in battery cage versus cage-free egg production found that factory farms crowding hens in tiny cages had up to 25-times greater odds of being infected with Salmonella than cage-free flocks. And the Union of Concerned Scientists warns: “Many confined animal feeding operations (CAFOs) use crates and cages to crowd too many animals into too small an area. Raising animals in these unnatural and unhealthy environments pollutes water and air, lowers property values in neighboring rural communities, and prompts harder-to-treat human diseases resulting from excessive antibiotic use.”

In October 2008, The New York Times editorial board noted: “[Industrial farming] means endless rows of laying hens kept in battery cages so small that the birds cannot even stretch their wings. No philosophy can justify this kind of cruelty, not even the philosophy of cheapness.” [emphasis added]

In November, Californians overwhelmingly passed the Prevention of Farm Animal Cruelty Act, criminalizing the confinement of laying hens in battery cages (with a phase-out period), punishable by jail time and fines. More than eight million Californians voted in favor of the measure, making it the most popular initiative on the ballot. California, in addition to being our nation’s most populous state, is home to more than 600 Denny’s restaurants.

Competitors of the Corporation such as Burger King, Carl’s Jr., and Hardee’s are all using cage-free eggs. In addition to these competitors, other major players in the restaurant, supermarket, and food-service industries and scores of universities are already moving in that direction. Corporate policies and legislation are also reflecting this shift.

RESOLVED, shareholders encourage the Corporation to commit to selling at least 10 percent cage-free eggs by volume.

Supporting Statement

In the proponents’ opinion, our company risks loss of business and reputation by not switching to cage-free eggs. By phasing in at least 10 percent cage-free eggs, Denny’s can keep pace with competitors and better meet public expectations about animal welfare.

We urge you to vote FOR the resolution.

Board of Directors’ Statement in Opposition to the Stockholder Proposal

The Board recommends that stockholders reject the stockholder proposal of HSUS. The Board believes that this proposal is not in the best interest of our stockholders and opposes it for the following reasons.

Our first priority at Denny’s has always been the safety and quality of the food that we serve in our restaurants. Additionally, we are committed to the humane treatment of animals and believe that handling chickens in a humane manner, and preventing neglect and abuse, is the right thing to do. Accordingly, we work hard to be a good corporate citizen and encourage good animal handling practices by our suppliers as is evidenced by our decision in early 2008 to commit to (i) the purchase of cage-free eggs representing one percent of our total system-wide purchases, and (ii) continued evaluation of our purchasing commitments to look for future opportunities to convert egg purchases to cage-free.

Currently, we continue to explore opportunities to purchase additional amounts, on a percentage basis, of cage-free egg products; however, especially now in light of the current economic environment, our first responsibility continues to be to do what we believe is right for the Denny’s brand, our customers and investors. Consequently, we are currently only considering product purchase conversions that are cost-neutral to the business.

For certain of the egg products we purchase, we are “locked-in” to purchasing agreements through the year 2010 in order to gain advantageous pricing. Regarding the remainder of our egg products, two recent independent studies project that for these products a conversion to cage-free would result in a significant cost increase on a system-wide basis. Due to this negative financial impact, we feel it is not in the best interest of the Company or its stockholders, at this time, to commit to selling ten percent cage-free eggs by volume as requested by this proposal. Denny’s will, however, continue to look for opportunities, as they become available, to convert to cage-free products if such conversion has a “cost-neutral” financial impact on the Company.

Board Recommendation

The Board of Directors recommends that you vote AGAINST this proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion provides an overview and analysis of our compensation objectives and policies for our executive officers and the material compensation decisions we made with respect to such officers for 2008. This information should be read in conjunction with the compensation tables, related narratives and notes contained elsewhere in this Proxy Statement. Specifically, this discussion will focus on the compensation awarded to, earned by, and paid to the following individuals, whom we refer to as our named executive officers:

•	Nelson J. Marchioli, our President and Chief Executive Officer;

•	F. Mark Wolfinger, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer;

•	Janis S. Emplit, our Executive Vice President, Chief Operating Officer;

•	Mark E. Chmiel, our Executive Vice President, Chief Marketing and Innovation Officer;

•	Rhonda J. Parish, our former Executive Vice President, Chief Legal Officer and Secretary; and

•	Samuel M. Wilensky, our former Senior Vice President, Sales and Franchise Operations

Summary of Compensation Strategy and

Economic Impact on Compensation Decisions for 2008 and 2009

An integral part of the Company’s compensation strategy is aligning the incentive targets and goals under the Company’s compensation programs (as described further herein) with the Company’s strategic plan goals. For 2008 such strategic goals included (i) achieving system-wide sales of $2.49 billion and adjusted income of $18 million, (ii) the selling of units under the Company’s Franchise Growth Initiative (“FGI”), and (iii) the redesigning of the Company’s organizational structure, through the Franchise Service Initiative (“FSI”), to better support the transition to a franchised-focused business model pursuant to FGI.

In November 2008, the Compensation Committee, in response to the economic downturn and its potential impact on the Company, determined that the Company’s annual merit increases for all non-field employees including the Company’s executive officers (that were to be based upon 2008 individual performance evaluations and made effective in the first quarter of 2009) would be suspended for 2009 pending a review of the Company’s financial performance at or near the end of 2009. The Compensation Committee did certify and approve the partial payout of incentives, in early 2009, under the Company’s 2008 Corporate Incentive Program pursuant to its terms as is further described herein.

Compensation Objective and Design

The compensation programs for our named executive officers have been developed under the oversight and direction of the Compensation Committee with the overall objective of designing a competitive compensation program that attracts, motivates and retains top quality leadership talent while ensuring their interests are sufficiently aligned with the interests of our shareholders.

Key objectives of the executive compensation program are to (i) provide base compensation for day-to-day responsibilities, (ii) reward the achievement of key annual performance goals deemed critical to the Company’s overall success, (iii) reward the long-term success of the Company in a manner that is directly linked to shareholder value creation, (iv) reward successful completion of key components of the Company’s innovation strategies, and (v) provide health care and financial security benefits to our executive officers similar to those provided for all our management employees. To accomplish these five objectives, we provided executive officers with a 2008 compensation package that included the following elements of executive compensation (i) base salary, (ii) annual cash incentive bonus opportunities, (iii) long-term equity incentives, (iv) a paradigm shift incentive program, and (v)  benefits and perquisites. Each of these compensation elements is described and analyzed in further detail below.

Use of Market Data and Peer Groups

To assist in evaluating and determining competitive levels of compensation for the elements of pay, the Compensation Committee relied in 2008 upon various sources of data which included:

•

Proxy data collected and analyzed from a peer group of 20 restaurant companies operating in the family dining, casual and quick service segments. This restaurant peer group consisted of the following companies:

Bob Evans Farms, Inc.	Darden Restaurants, Inc.	Red Robin Gourmet Burgers
Brinker International, Inc.	Dine Equity, Inc.	Ruby Tuesday, Inc.
Buffalo Wild Wings, Inc.	Domino’s Pizza, Inc.	Sonic Corp.
Burger King Holding, Inc.	Jack in the Box, Inc.	Steak N Shake Company
California Pizza Kitchen, Inc.	O’Charley’s, Inc.	Texas Roadhouse
CBRL Group, Inc.	Panera Bread Company	Wendy’s/Arby’s Group
CKE Restaurants, Inc.	Papa John’s International

•

Published surveys from the Chain Restaurant Compensation Association (covering the chain restaurant industry) and Mercer HR Consulting (covering the hospitality and retail industries) which provided information on base salary, total cash (base salary and bonus) and total direct compensation (base salary, bonus and long-term incentives) as well as general industry survey data and the Watson Wyatt Executive Compensation Survey.

•	Data on long-term incentive opportunities in the hospitality, restaurant and retail industries.

The Company strives to provide pay opportunities (e.g., base salary, target bonus and long-term incentive awards) that are at approximately the competitive median (i.e., the size-adjusted 50th percentile) of its restaurant peer group. Company incentive plans are designed to have significant differentiation in payouts based on performance. As a result, actual compensation payouts are intended to be market-appropriate given our performance for that year or period. The Compensation Committee annually analyzes tally sheets for each executive officer. In 2008, this analysis did not per se affect the Committee’s executive officer compensation decisions, but it did serve to provide them with a better understanding of the impact of such decisions on the individual executive’s wealth accumulation.

Base Salary

In General. The objective of base salary is to compensate the executive officer for day-to-day responsibilities and sustained performance relative to his or her position through a competency-based program designed to be competitive relative to our peer group while recognizing the abilities, accomplishments and contributions of each executive officer.

How Amounts are Determined. In March 2008, median base salary levels of our restaurant peer group were reviewed on a rank-order basis and, where possible, a position-specific basis. Base salary determinations for the named executive officers for 2008 took into account this information as well as (i) existing base salary levels, (ii) experience and time in position, (iii) individual performance and internal equity, and (iv) current and past responsibilities with the Company. For base salary and incentive bonus determination purposes, individual performance was gauged by a review of the accomplishment of individual goals and objectives for 2008 (that were aligned with the Company’s strategic objectives) as well as the individual’s competencies and behaviors.

With the exception of Mr. Marchioli, executive officers’ individual performances were evaluated utilizing the performance appraisal system used for all other Company employees. Mr. Marchioli’s performance was evaluated by the Compensation Committee based upon its annual review of his performance relative to his individual pre-established goals and objectives which were set by the Committee specifically to align with the Company’s strategic plan goals for 2008.

Pursuant to Mr. Marchioli’s current employment agreement as amended, the Compensation Committee reviews his base salary on an annual basis and adjusts his salary level, if warranted, based upon the Committee’s annual review of his performance and other factors discussed herein. (See the “Employment Agreements” section elsewhere in this Proxy Statement for additional information).

2008 Adjustments. Base salaries of the named executive officers were increased in 2008 in the following manner based upon a review of 2007 performance and the other factors listed above, including the executive’s position within his or her respective salary range derived from the current market and proxy data: Wolfinger ($479,000 to $490,000, a 2.3% increase); Emplit ($346,500 to $355,000, a 2.5% increase); Chmiel ($315,000 to $325,000, a 3.2% increase); Parish ($417,000 to $420,000, a 0.7% increase) and Wilensky ($315,000 to $325,000, a 3.2% increase). Mr. Marchioli did not receive a base salary increase in 2008. Additionally, as a part of the senior management realignment announced by the Company in April 2008, Ms. Emplit and Mr. Chmiel received promotions to Executive Vice President, Chief Operating Officer and Executive Vice President, Chief Marketing and Innovations Officer, respectively, which resulted in additional increases of base salaries of 9.9% ($355,000 to $390,000) for Ms. Emplit and 7.7% ($325,000 to $350,000) for Mr. Chmiel in recognition of their increased duties and responsibilities.

Annual Cash Incentives

In General. The Compensation Committee adopted the Denny’s 2008 Corporate Incentive Program (the “2008 CIP”), a variable pay component for non-field management and staff, including our named executive officers, structured around performance, contribution and affordability, as part of the named executive officers’ compensation packages for 2008. The goal of the 2008 CIP is to reward the achievement during the year of two key performance goals deemed critical to the Company’s overall success: increasing system-wide sales and generating more income.

What the Pay Element Rewards. The 2008 CIP was designed to promote the alignment of individual goals with the Company’s strategic plan goals by creating incentives for participants targeted toward increased Company sales and profitability.

How Target Bonuses Were Determined. Under the 2008 CIP, which is offered pursuant to the Denny’s Corporation 2004 Omnibus Incentive Compensation Plan (the “Denny’s 2004 Omnibus Plan”), a participant is eligible to earn a target incentive award (“Target Award”) equal to a percentage of his or her base salary, depending on participant’s position. Target Awards for each of the named executive officers, which range from 65% to 100% of base salary, are provided in the 2008 Grants of Plan-Based Awards Table elsewhere in this Proxy Statement.

Target Awards were determined for the named executive officers based upon a comparison of the executive’s incentive level with published survey data and proxy information from our restaurant peer group. A regression analysis was used to determine target award levels based on Company and system-wide revenues. Generally in 2008, target levels were set consistent with 2007 levels which had been set slightly above market data but lower than proxy data to compensate for less than competitive historic levels of long-term incentive compensation. For 2008, pursuant to such determination, Ms. Emplit’s and Mr. Chmiel’s target awards were originally set at 65% of base salary, but were increased by the Compensation Committee in April 2008 to 75% in conjunction with their promotions to Executive Vice President, Chief Operating Officer and Executive Vice President, Chief Marketing and Innovations Officer, respectively, as a part of the senior management realignment announced by the Company in April 2008. The Target Awards for each of the named executive officers under the 2008 CIP were as follows:

Name	Target Award(1)	Actual Payout(2)
Nelson J. Marchioli	100%	$468,000
F. Mark Wolfinger	75%	$242,550
Janis S. Emplit	75%	$185,766
Mark E. Chmiel	75%	$166,713
Rhonda J. Parish	65%	—
Samuel M. Wilensky	65%	$86,094

(1)	As a percentage of base salary.
(2)	As reflected in the Summary Compensation Table elsewhere in this Proxy Statement.

Performance Goals for 2008 Bonuses. Target Awards are earned by participants based on the achievement of certain pre-established annual performance goals for two performance categories: (i) system-wide sales; and (ii) adjusted income before taxes. The amount of actual incentives earned may range from 25% to 50% of the Target Award, if certain threshold goals are met, to 150% of the Target Award, if targeted goals are exceeded. Additionally, participants’ individual annual employee performance rating (which for Mr. Marchioli was determined by the Compensation Committee, as discussed further above, and for each executive officer, was determined by Mr. Marchioli with the approval of the Compensation Committee) impacts the amounts of incentives that may be earned under the 2008 CIP resulting in a total possible incentive range from 0% to 187.5% of a participant’s Target Award. For example, a sub-par performance rating, where the Company meets threshold or target performance levels, will result in no payout, whereas a superior performance rating results in increased payouts up to 187.5% of a participant’s target award. The performance goals and the respective payouts for 2008 were as follows:

	At Threshold		At Target		At Maximum
Performance Category	Performance Goal	Payout(1)	Performance Goal	Payout(1)	Performance Goal	Payout(1)
System-wide Sales	$2.437 billion	25%	$2.488 billion	50%	$2.588 billion	75%
Adjusted Income Before Taxes(2)	$13.1 million	25%	$18.0 million	50%	$31.0 million	75%
Total Payout	25% to 50%		50% to 100%		75% to 150%

(1)	As a percentage of the participants’ Target Award.
(2)	Defined as income adjusted to exclude restructuring charges and exit costs, impairment charges, asset sale gains, share-based compensation, other non-operating expenses and income taxes.

Specific performance targets of the 2008 CIP were determined by aligning these targets with the Company’s 2008 Strategic Plan. By linking to the Company’s 2008 Strategic Plan, the 2008 CIP aligns the individual goals of the named executives with the performance goals of the Company.

Payouts for 2008 Performance. Management’s presentation of 2008 performance achievement relative to the identified criteria was reviewed with the Compensation Committee preliminarily on January 27, 2009 and final results were certified on February 17, 2009.

Based upon the 2008 performance, although no payout was earned with respect to the system-wide sales goal, a payout of 60% of Target Awards was earned pursuant to the Adjusted Income Before Taxes goal. This amount was further impacted, pursuant to the terms of the 2008 CIP, by individual annual employee performance ratings, that resulted in Ms. Emplit and Messrs. Chmiel, Marchioli and Wolfinger, being paid 66%, 66%, 60% and 66% of their Target Awards, respectively.

Actual payouts received by each named executive officer as a result of the performance achieved are provided in the Summary Compensation Table elsewhere in this Proxy Statement.

Long-Term Equity Incentive Compensation

In General. A key component of the total compensation package of our executive officers is a long-term equity incentive program that is designed to meet the following objectives:

(i)	Reward long-term Company profitability and growth,

(ii)	Promote increased shareholder value and align our executives’ interests with the interests of our shareholders,

(iii)	Be competitive with market practice,

(iv)	Promote stock ownership among executives,

(v)	Encourage a long-term perspective among executive officers, and

(vi)	Provide an incentive for executives to remain with the Company.

To accomplish these objectives, we have granted various types of equity incentives awards under the Denny’s 2004 Omnibus Plan in the past. For 2008, the long-term incentive program for our executive officers, as further described below, consisted of stock options and performance-based restricted stock units.

How Total Long-Term Incentive Grant Amounts Were Determined. The Compensation Committee reviewed two sets of market data to determine competitive levels of long-term incentive opportunities for 2008: (1) proprietary data for the hospitality, retail and restaurant industries and (2) restaurant peer group proxy data. Award sizes were set conservatively to be at approximately the median of the hospitality, retail and restaurant data (which was slightly lower than the peer group proxy data) for reasons of affordability and consistency of long-term incentive opportunities from one year to the next. Actual numbers of stock options and restricted stock units were calculated using a consistent valuation methodology for both Denny’s and the market data.

Timing of Awards. Stock options for 2008 were granted by the Compensation Committee on March 17, 2008, and performance restricted stock units (“RSUs”) were awarded on July 16, 2008. Normally, the stock option and the RSU award would have been made on the same date. However, due to limited availability of shares under the 2004 Omnibus Plan, the RSU award was delayed until additional shares were made available under the 2008 Omnibus Plan following stockholder approval of the plan at the Company’s annual meeting on May 21, 2008. As is the case with all equity awards, the Company does not have a practice or policy of coordinating the timing of equity awards with the release of material non-public information.

Stock Options

What the Element Rewards. Stock options reward common stock price increases measured from the market price on the date of grant, over a 10-year term, and reward continued tenure over a 3-year vesting term.

Why the Company Uses the Element. Stock options are included in the long-term incentive program because they align executives’ interest with those of stockholders in a way that focuses on share price appreciation while encouraging retention.

2008 Option Grants. Stock options granted to the named executive officers are set forth in the 2008 Grants of Plan-Based Awards Table elsewhere in this Proxy Statement. Such options were granted consistent with the Company’s practice and policy of awarding options with an exercise price that is equivalent to the closing price of the Company’s Common Stock on the date of grant.

Performance-Based Restricted Stock Units

What the Element Rewards. The 2008 Performance RSU Program rewards corporate performance that results in increases in the price of our stock and thus increased value to our stockholders.

Why the Company Uses the Element. The program:

(i)	focuses Denny’s leadership team on the growth of the Company’s Common Stock price,

(ii)	further aligns the interests of our executives with the interest of our shareholders,

(iii)	has a retentive effect on our executives because the awards contain a three-year performance/vesting period, and

(iv)	the “double up/double down” approach utilized in the program keeps our shareholders’ interests in the minds of our executives with the upside/downside potential while providing risk/reward to the participant.

2008 Grants. The Compensation Committee approved the 2008 Performance RSU Program pursuant to the 2008 Omnibus Plan on July 16, 2008. Under the program, participants (who include selected members of management including the Company’s named executive officers) were awarded a target number of RSUs, of which from 50% to 120% of the award amount may be earned in one-third increments based on stock price increases or decreases as of each of the first three anniversaries of the grant date. Once earned, the RSUs convert to and are settled in shares of the Company’s Common Stock on a one-for-one basis. In addition to the stock price target described above, for the Company’s executive officers, a threshold performance goal of $50 million of Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, gains, share-based compensation, and other non-operating expense) also applies.

The number of shares earned will be contingent upon the stock price appreciation or depreciation from the date of grant to the time of vesting. Additionally, a “double up/double down” approach will be utilized, the result of which is that increases or decreases in the Company’s stock price have a “2X impact” on the ultimate vested value. For example, if the value of the target number of RSUs as of the first anniversary of the grant has increased by $2,000 based on the closing price of our Common Stock as of such date, then the number of RSUs subject to the award will be increased by a number of RSUs having a value of $4,000 as of such date. If the value of the target number of RSUs as of the first anniversary of the grant has decreased by $2,000 based on the closing price of our Common Stock as of such date, then the number of RSUs subject to the award will be decreased by a number of RSUs having a value of $4,000 as of such date.

The performance RSU awards vest and are earned annually in one-third increments beginning one year after the grant date. Participants must be employed on the vesting date in order to vest in the award (except in cases of death or disability, as noted below). The target RSU awards for each of the named executive officers, which had an economic value on the grant date 75% to 100% of base salary are provided in the 2008 Grants of Plan-Based Awards Table elsewhere in this Proxy Statement.

Paradigm Shift Incentive Program

In General. On November 28, 2007, the Compensation Committee approved and adopted an incentive compensation arrangement for all Company executive officers (excluding Mr. Marchioli) and certain key employees known as the Denny’s Paradigm Shift Incentive Program (the “Paradigm Shift Incentive Program”).

Under the Paradigm Shift Incentive Program, which is offered pursuant to the Denny’s 2004 Omnibus Plan, executive officer participants are eligible to earn cumulative cash awards ranging from $180,000 to $245,000, depending on the level of participation and responsibility, over a three year period (from 2007 to 2009) upon the attainment of predetermined milestones that have been set for the rollout of the Company’s Franchise Growth Initiative, and the implementation of certain planned concept, facility and process innovations developed to strategically transform the Denny’s brand. Amounts earned will be paid on a prorated basis twice per year during the performance period—at the end of the 2nd Quarter and end of the 4th Quarter.

What the Pay Element Rewards. The Paradigm Shift Incentive Program is designed to reward the completion of certain defined milestones which have been established for three “paradigm shift” projects associated with the Company’s Franchise Growth Initiative (FGI) and the implementation of certain planned concept, facility and process innovations.

Why the Company Uses the Element. The Paradigm Shift Incentive Program is designed to encourage the Company’s executive officers to work collaboratively to execute significant culture changes and paradigm shifts that result in a material transformation of the Denny’s brand.

2008 Performance Results. In 2008, pre-established milestones under the program were met that resulted in earned payments for participants ranging from $20,040 to $50,250. Actual payouts received by each named executive officer as a result of the achieved performance are provided in the Summary Compensation Table elsewhere in this Proxy Statement.

Consideration of Special Circumstances during the Year. The Compensation Committee considers special circumstances that arise during the fiscal year which sometimes result in the decision to make adjustments during the year to the originally approved incentive program. For example, in May 20, 2008, as a result of reductions in the Company’s Capital Expenditures Plan for 2008 and adjustments in the utilization of certain planned innovative concepts, the Compensation Committee approved changes to the Company’s Paradigm Shift Incentive Program that amended the Program with respect to two of the program’s initiatives to shorten the performance period, adjust certain milestone targets, and reduce the potential payouts (while retaining discretion to reward extraordinary performance in achievement of these initiatives).

Additionally, during the first quarter of 2009, in recognition of her leadership and direction on the Franchise Services Initiative (FSI) in 2008 and implementation of key organizational changes and initiatives resulting from this project, such as the establishment of Strategic Business Units and the formation of marketing co-ops., Ms. Emplit received the President’s Award in the amount of $20,000. The President’s Award can be received by employees of all levels of the Company in recognition of extraordinary effort and contribution. This payout was made at the discretion of the Compensation Committee upon recommendation of the Chief Executive Officer and is shown in the “Bonus” column of the 2008 Summary Compensation Table elsewhere in this Proxy Statement.

Certain Benefits and Perquisites

In General. Company executives are eligible to participate in qualified and non-qualified retirement and savings plans, as well as various other benefit plans intended to provide a safety net of coverage against various events, such as death, disability and retirement. Named executive officers also receive certain perquisites including telecommunication allowances, car allowances and executive physicals believed to be market competitive.

Retirement and Savings Plans

Pension Plan. The Company’s Pension Plan (i.e., the Advantica Pension Plan) was frozen to new participants on January 1, 2000 and for benefit accrual purposes as of December 31, 2004. Only two named executive officers (Ms. Parish and Ms. Emplit) have accrued pension benefits under the plan which are held under an ancillary non-qualified plan due to the limits on benefits and compensation under the Internal Revenue Code of 1986, as amended (the “Code”). There were no new benefit accruals to any of the named executive officers in 2008.

Deferred Compensation Plan/401(k) Plan. Generally, all employees are eligible to participate in the Company’s 401(k) Plan, but due to IRS limits, most executives are not eligible to receive the Company’s matching contribution of three percent of compensation under the 401(k) Plan. Therefore, participation in a non-qualified deferred compensation plan is offered to certain management level employees including the named executive officers, so that they can receive retirement benefits similar to those available to other Denny’s employees. Under this deferred compensation plan, participants are allowed to (i) defer up to 50% of annual salary and 100% of one’s annual incentive bonus on a pre-tax basis, and (ii) receive from the Company a match of up to three percent. The three percent match corresponds to the three percent match offered by the Company to all employees eligible to participate in the Company’s 401(k) plan.

Post-Termination Payments

In General.

Messrs. Wolfinger and Chmiel are participants in the Denny’s Corporation Executive Severance Pay Plan (the “Severance Plan”). The Severance Plan was adopted in January 2008 to provide severance payments and benefits to our executive officers in a consistent manner, since we do not always enter employment agreements with executive officers. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items, salary continuation and health benefits for 12 months. If such termination event was in connection with a change in control of the Company, the participant will be entitled to an enhanced severance payment plus health benefits for 24 months. Under the Severance Plan, no benefits are payable following a termination for cause or voluntary termination (resignation). Potential benefits under the Severance Plan for Messrs. Wolfinger and Chmiel are discussed further under the section entitled “Summary of Termination Payments and Benefits” elsewhere in this Proxy Statement.

Because we maintain a Letter Agreement with Ms. Emplit and an Employment Agreement with Mr. Marchioli that contain severance provisions beyond the scope of the Severance Plan, Ms. Emplit and Mr. Marchioli are not participants in the Severance Plan. Instead, any severance benefits to which they may be entitled will be governed by their individual agreements with the Company. For more information regarding these specific provisions for Ms. Emplit and Mr. Marchioli, please see the “Summary of Termination Payments and Benefits” section elsewhere in this Proxy Statement.

Why the Company Uses the Element. We provide involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, we provide enhanced benefits in the event of a change in control to protect against disruption in the event of a change in control.

Post-Termination Payments in 2008. On June 12, 2008, the Company announced the Company’s redesign of its organizational structure to support its ongoing transition to a franchise-focused business model. In connection with the changes to the organizational structure, an understanding was reached with Ms. Parish pursuant to which her employment with the Company would terminate on or about June 30, 2008. Upon her termination, Ms. Parish was paid the severance benefits provided under her agreement with the Company dated February 9, 2000. (See the “Employment Agreements” section elsewhere in this Proxy Statement for additional information).

Tax Considerations

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based” compensation. The 2008 CIP and the 2008 performance RSU Program were designed to meet the requirements of Section 162(m) and be fully deductible by the Company. It is the Committee’s intent to maximize deductibility of executive compensation while retaining some discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent.

Summary Compensation Table

The following Summary Compensation Table sets forth, for the Company’s last three completed fiscal years, the compensation paid to or earned by the Company’s named executive officers.

Name and Principal Position	Year	Salary	Bonus (1)		Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (8)		All Other Compensation		Total
Nelson J. Marchioli President and Chief Executive Officer	2008 2007 2006	$810,000 770,769 734,616	$	— — —	$924,604 945,629 1,007,319	$351,287 208,566 701,888	$468,000 1,226,480 772,600	(4) (5)(7) (6)(7)	$	— — —	$52,050 52,371 73,156	(9) (10) (11)	$2,605,941 3,203,815 3,289,579

F. Mark Wolfinger Executive Vice President, Chief Administrative Officer, and Chief Financial Officer	2008 2007 2006	505,462 471,615 430,192		— — —	548,489 375,006 202,726	198,186 304,243 541,087	292,800 508,689 285,698	(4) (5) (6)		— — —	36,868 349,040 106,006	(9) (10) (11)	1,581,805 2,008,593 1,565,709

Janis S. Emplit Executive Vice President, Chief Operating Officer	2008 2007 2006	390,779 339,885 323,031		20,000 37,000 —	243,102 219,670 268,054	72,298 40,966 187,486	225,746 321,473 195,485	(4) (5) (6)		22,378 (17,177 9,392)	31,904 30,788 53,706	(9) (10) (11)	1,006,207 972,605 1,037,154

Mark E. Chmiel Executive Vice President, Chief Marketing Officer and Innovation Officer	2008	352,019		—	122,097	48,657	200,193	(4)		—	29,626	(9)	752,592

Rhonda J. Parish Former Executive Vice President, Chief Legal Officer, and Secretary	2008 2007 2006	254,307 409,923 391,507		— — —	(253,112 257,231 303,846)	208,815 52,957 212,402	20,040 378,064 255,982	(4) (5) (6)		4,929 (31,539 16,847)	1,732,592 33,743 56,350	(9) (10) (11)	1,967,571 1,100,379 1,236,934

Samuel M. Wilensky Former Senior Vice President, Sales and Franchise Operations	2008 2007	259,423 303,000		— —	(64,349 104,375)	61,173 31,886	119,134 302,439	(4) (5)		— —	352,486 26,490	(9) (10)	727,867 768,190

(1)	Ms. Emplit earned a discretionary Presidential Bonus during 2008 and 2007. All of the other bonuses paid to named executive officers for 2008, 2007 and 2006 were paid under a non-equity incentive plan.
(2)	The amounts in this column reflect the compensation expense recognized by the Company for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The expense relates to restricted stock units subject to time-based vesting and performance shares and units awarded to the named executive officers pursuant to our 2004 Total Shareholder Return Program (the “2004 TSR Program”), our 2006 Long-Term Growth Incentive Program (the “2006 LTGI Program”), our 2007 Long-Term Growth Incentive Program (the “2007 LTGI Program”), the 2007 restricted stock unit award to Mr. Wolfinger and our 2008 Performance RSU Program (the “2008 RSU Program”). With the exception of the awards granted under the 2008 RSU Program, the grant date fair value of the stock awards is based on the closing price of the Company’s Common Stock on the date of grant. The fair value of the awards granted under the 2008 RSU Program is based on the Monte Carlo valuation method. The amount of cash payable upon vesting of the cash-settled awards is based on the closing price of the Company’s Common Stock on the vesting date, and therefore is variable until the vesting date. The amounts reported for 2007 and 2006 have been corrected to properly reflect the expense related to restricted stock units payable in cash, which were inadvertently omitted from prior year proxy statements. The 2008 amount for Ms. Parish includes expense that was recognized in 2007 and 2006 and reversed during 2008 as a result of forfeiting 201,940 restricted stock units in connection with her termination. The 2008 amount for Mr. Wilensky includes expense that was recognized in 2007 and reversed during 2008 as a result of forfeiting 69,195 restricted stock units in connection with his termination. Additional information regarding the 2008 RSU Program can be found in the Compensation Discussion & Analysis (“CD&A”) section elsewhere in this Proxy Statement. Details on the valuation and terms of these awards can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2009.
(3)

The amounts in this column reflect the compensation expense recognized by the Company for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The expense relates to stock options awarded to the named executive officers under our 2004 Omnibus Incentive Plan. The 2008 amount for Ms. Parish includes expense associated with accelerated vesting of 121,633 stock options in connection with her termination. Details on the assumptions made in the valuation of these awards can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2009.

(4)	The 2008 amounts include performance-based bonuses earned under the 2008 Incentive Program. The bonuses earned by Messrs. Marchioli and Wolfinger, Ms. Emplit, Mr. Chmiel, Ms. Parish and Mr. Wilensky were $468,000, $242,550, $185,766, $166,713, $0 and $86,094, respectively. Refer to the CD&A for more information regarding our annual cash incentive bonus program. The 2008 amounts also include cash awards earned under the Paradigm Shift Incentive Plan. The awards earned by Messrs. Marchioli and Wolfinger, Ms. Emplit, Mr. Chmiel, Ms. Parish and Mr. Wilensky were $0, $50,250, $39,980, $33,480, $20,040 and $33,040, respectively.
(5)	The 2007 amounts include performance-based bonuses earned under the 2007 Incentive Program. The bonuses earned by Messrs. Marchioli and Wolfinger, Mss. Emplit and Parish and Mr. Wilensky were $515,580, $237,464, $148,873, $179,164 and $135,339, respectively. The 2007 amounts also include the dollar value of performance units that were awarded pursuant to the 2007 LTGI Program and earned based on 2007 performance. The awards earned by Messrs. Marchioli and Wolfinger, Mss. Emplit and Parish and Mr. Wilensky were $710,900, $194,100, $123,100, $149,400 and $104,600, respectively. The earned amounts will vest 15% on December 26, 2007, 35% on December 31, 2008 and 50% on December 30, 2009 and will be paid out by March 15, 2008, March 15, 2009 and March 15, 2010, respectively, provided the executive is still employed on the vesting date. Refer to the CD&A for more information regarding our annual cash incentive bonus program and the 2007 LTGI Program. The 2007 amounts also include cash awards earned under the Paradigm Shift Incentive Plan. The awards earned by Messrs. Marchioli and Wolfinger, Mss. Emplit and Parish and Mr. Wilensky were $0, $77,125, $49,500, $49,500 and $62,500, respectively.
(6)	The 2006 amounts include performance-based bonuses earned under the 2006 Incentive Program. The bonuses earned by Messrs. Marchioli and Wolfinger and Mss. Emplit and Parish were $429,950, $169,553, $116,720 and $147,402, respectively. The 2006 amounts also include the dollar value of performance units that were awarded pursuant to the 2006 LTGI Program and earned based on 2006 performance. The awards earned by Messrs. Marchioli and Wolfinger and Mss. Emplit and Parish were $342,650, $116,145, $78,765 and $108,580, respectively. The earned amounts will vest on December 31, 2008 and will be paid out by March 15, 2009, provided the executive is still employed on the vesting date. Refer to the CD&A for more information regarding our annual cash incentive bonus program and the 2006 LTGI Program.
(7)	The 2007 amount earned by Mr. Marchioli under the 2007 Incentive Program was partially paid to him in cash (in an amount equal to his tax withholding obligations) and the rest was paid to him at his election in shares of the Common Stock. The 2006 amount earned by Mr. Marchioli under the 2006 Incentive Program was partially paid to him in cash (in an amount equal to his tax withholding obligation) and the rest was paid to him at his election in shares of the Common Stock. Additionally, in 2006 Mr. Marchioli received $116,503, which represented a final cash installment of a performance-based award earned by Mr. Marchioli in 2004 but that was not previously reported as compensation earned in 2004 in the Company’s prior proxy statement.
(8)	The amounts shown in this column represent the change in actuarial present value of the accumulated benefits accrued by Mss. Emplit and Parish as participants in the Advantica Pension Plan and the ancillary plan. Additional information regarding these benefits may be found in the Pension Benefits Table and the Summary of Termination Payments and Benefit section elsewhere in this Proxy Statement.
(9)	The 2008 amounts for Messrs. Marchioli and Wolfinger, Ms. Emplit, Mr. Chmiel, Ms. Parish and Mr. Wilensky include Company contributions to their Company deferred compensation accounts of $38,342, $22,440, $17,296, $15,199, $6,757 and $7,783, respectively. The 2008 amounts also include the following perquisites: a car allowance of $13,708 for Messrs. Marchioli and Wolfinger, Ms. Emplit, and Mr. Chmiel and a telecom allowance for Mr. Wolfinger, Ms. Emplit and Mr. Chmiel of $720, $900 and $720, respectively. Ms. Parish received a car allowance of $7,108 during 2008. Mr. Wilensky received a car allowance of $9,646 during 2008. The 2008 amount for Ms. Parish also includes a lump sum severance payment of $1,412,400 in connection with her termination of employment effective June 25, 2008, a lump sum tax gross-up payment of $290,231 related to the payout of her ancillary pension plan balance and a lump sum payment of $16,096 as reimbursement of costs relating to COBRA health coverage. The 2008 amount for Mr. Wilensky also includes severance of $325,000 in connection with his termination of employment effective September 3, 2008 (of which $100,000 was paid during 2008) and the remaining severance will be paid during 2009 along with $10,057 for reimbursement of costs relating to COBRA health coverage.
(10)	The 2007 amounts for Messrs. Marchioli and Wolfinger, Mss. Emplit and Parish and Mr. Wilensky include Company contributions to their Company deferred compensation accounts of $34,972, $18,821, $13,388, $16,343, and $9,090, respectively. The 2007 amounts also include the following perquisites for Messrs. Marchioli and Wolfinger, Mss. Emplit and Parish and Mr. Wilensky: car allowance of $13,200 and financial planning services valued at $4,200. The amount for Mr. Wolfinger includes the aggregate incremental out of pocket costs of $271,133 incurred by the Company in 2007 in connection with the purchase and subsequent sale of Mr. Wolfinger’s prior home pursuant to his relocation to the Company’s headquarters in Spartanburg, South Carolina. Mr. Wolfinger’s amount also includes a moving expense reimbursement of $41,686 paid to him in connection with his relocation to South Carolina.
(11)	The 2006 amounts for Messrs. Marchioli and Wolfinger and Mss. Emplit and Parish include Company contributions to their Company deferred compensation accounts of $31,931, $15,420, $12,481 and $15,125, respectively. The 2006 amounts also include the following perquisites for each named executive officer: car allowance of $13,200, financial planning services valued at $26,525 and executive annual physical valued at $1,500. The amount for Mr. Wolfinger includes the aggregate incremental out of pocket costs of $49,361 incurred by the Company in 2006 in connection with the purchase and subsequent sale of Mr. Wolfinger’s prior home pursuant to his relocation to South Carolina. See the description of Mr. Wolfinger’s employment letter under the “Employment Agreements” section elsewhere in this Proxy Statement for a further description of the Company’s relocation program.

2008 Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of awards made to named executive officers in the last completed fiscal year under any of the Company’s plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Nelson J.		390,000	(1)	780,000	(1)	1,462,500	(1)	—		—		—		—	—		—	—
Marchioli	7/16/2008	—		—		—		160,400	(2)	320,800	(2)	384,960	(2)	—	—		—	$821,248
	3/17/2008	—		—		—		—		—		—		—	360,800	(3)	$2.59	$414,451

F. Mark		179,625	(1)	359,250	(1)	673,594	(1)	—		—		—		—	—		—	—
Wolfinger	7/16/2008	—		—		—		80,600	(2)	161,200	(2)	193,440	(2)	—	—		—	$412,672
	3/17/2008	—		—		—		—		—		—		—	126,600	(3)	$2.59	$145,425

Janis S.		140,732	(1)	281,463	(1)	527,743	(1)	—		—		—		—	—		—	—
Emplit	7/16/2008	—		—		—		60,150	(2)	120,300	(2)	144,360	(2)	—	—		—	$307,968
	3/17/2008	—		—		—		—		—		—		—	84,000	(3)	$2.59	$96,491

Mark E.		126,298	(1)	252,595	(1)	473,616	(1)	—		—		—		—	—		—	—
Chmiel	7/16/2008	—		—		—		54,000	(2)	108,000	(2)	129,600	(2)	—	—		—	$276,480
	3/17/2008	—		—		—		—		—		—		—	76,300	(3)	$2.59	$87,646

Rhonda J.		136,500	(1)	273,000	(1)	511,875	(1)	—		—		—		—	—		—	—
Parish	3/17/2008	—		—		—		—		—		—		—	91,900	(3)	$2.59	$105,566

Samuel M.		105,625	(1)	211,250	(1)	396,094	(1)	—		—		—		—	—		—	—
Wilensky	3/17/2008	—		—		—		—		—		—		—	69,400	(3)	$2.59	$79,720

(1)	Reflects threshold, target and maximum payout levels of performance-based bonuses awarded under the Company’s annual cash incentive bonus program. The actual amounts earned by each of the named executive officers in 2008 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Refer to the CD&A for more information regarding our annual cash incentive bonus program.
(2)	Reflects threshold, target and maximum payout levels of performance shares that were awarded pursuant to the 2008 Performance RSU Program. Refer to the CD&A for more information regarding the 2008 Performance RSU Program.
(3)	Amounts reflect stock options awarded pursuant to the 2004 Omnibus Incentive Plan. The options have a 3-year gradual vesting period and a 10-year term.
(4)	The grant date fair value of awards is determined pursuant to SFAS 123(R).

Employment Agreements

Mr. Marchioli’s 2007 compensation was governed by his employment agreement with the Company dated May 11, 2005 (the “2005-2007 Marchioli Employment Agreement”) which had an original term from May 11, 2005 to December 31, 2007.

Under the 2005-2007 Marchioli Employment Agreement, Mr. Marchioli is paid by the Company an annual base salary and an annual bonus at a rate of 100% of his annual base salary if the Company and Mr. Marchioli achieve budgeted financial and other performance targets established by the Compensation Committee of the Board. Also, to the extent the Compensation Committee provides additional over-performance incentive targets in the Company’s annual incentive bonus plan for employees, Mr. Marchioli is entitled to participate fully in and receive the full benefits for achieving such over-performance incentive targets. Additionally, during his employment term, Mr. Marchioli will receive an annual car allowance and will be entitled to participate in all of the Company’s benefits plans applicable to senior officers as well as be reimbursed for all normal and reasonable expenses incurred in connection with his employment responsibilities.

On November 10, 2006, the 2005-2007 Marchioli Employment Agreement was amended to extend its term to May 20, 2009 and to permit the Compensation Committee to review Mr. Marchioli’s base salary on an annual basis and to increase such base salary if such increase is warranted based upon the annual review by the Compensation Committee of his performance. With the exception of certain adjustments to the provisions governing payment upon termination of employment (discussed in further detail under the “Summary of Termination Payments and Benefits” section elsewhere in this Proxy Statement), all other provisions of the 2005-2007 Marchioli Employment Agreement (as summarized above) continue in effect through the amended term end date of May 20, 2009. The Compensation Committee and Mr. Marchioli have negotiated and expect to sign an amendment to the Marchioli Employment Agreement to extend the term until May 20, 2010, and to provide that on each May 20 thereafter, the term of the agreement will be extended for an additional one year term, unless either party gives the other at least 90 days written notice of their intention for the agreement not to renew.

Additionally, Mss. Parish and Emplit and Mr. Wolfinger are parties to separate letter agreements with the Company which govern payments to them upon termination of employment. For further information regarding the material terms of these agreements, see the “Summary of Termination Payments and Benefits” section elsewhere in this Proxy Statement. Also, under Mr. Wolfinger’s agreement he was entitled to receive relocation assistance and participate in the Company’s relocation assistance program which included a guaranteed buy-out of his primary residence in Florida. See the footnotes to the Summary Compensation Table elsewhere in this Proxy Statement for additional information.

Outstanding Equity Awards at 2008 Fiscal Year-End Table

The following table sets forth information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the Company’s last completed fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (26)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (26)
Nelson J. Marchioli	1,250,000	(1)	—		$1.03	02/05/11	—		—	—		—
	750,000	(1)	—		$2.00	02/05/11	—		—	—		—
	1,000,000	(2)	—		$2.42	11/10/14	—		—	—		—
	51,334	(3)	25,666	(3)	$4.45	03/14/16	—		—	—		—
	51,400	(4)	102,800	(4)	$4.61	03/06/17	—		—	—		—
	—		360,800	(5)	$2.59	03/17/18	—		—	—		—
	—		—		—	—	500,000	(21)	$995,000	—		—
	—		—		—	—	77,100	(22)	$153,429	—		—
	—		—		—	—	—		—	320,800	(23)	$638,392

F. Mark Wolfinger	300,000	(6)	—		$4.40	09/26/15	—		—	—		—
	17,400	(3)	8,700	(3)	$4.45	03/14/16	—		—	—		—
	14,034	(4)	28,066	(4)	$4.61	03/06/17	—		—	—		—
	—		126,600	(5)	$2.59	03/17/18	—		—	—		—
	—		—		—	—	300,000	(24)	$597,000	—		—
	—		—		—	—	21,050	(22)	$41,890	—		—
	—		—		—	—	175,824	(25)	$349,890	—		—
	—		—		—	—	—		—	161,200	(23)	$320,788

Janis S. Emplit	35,000	(7)	—		$7.00	02/01/09	—		—	—		—
	50,000	(8)	—		$3.50	06/25/09	—		—	—		—
	100,000	(9)	—		$0.84	03/14/11	—		—	—		—
	20,000	(10)	—		$0.92	02/12/12	—		—	—		—
	40,000	(11)	—		$0.54	04/25/13	—		—	—		—
	90,000	(2)	—		$2.42	11/10/14	—		—	—		—
	11,800	(3)	5,900	(3)	$4.45	03/14/16	—		—	—		—
	8,900	(4)	17,800	(4)	$4.61	03/06/17	—		—	—		—
	—		84,000	(5)	$2.59	03/17/18	—		—	—		—
	—		—		—	—	135,000	(21)	$268,650	—		—
	—		—		—	—	13,350	(22)	$26,567	—		—
	—		—		—	—	—		—	120,300	(23)	$239,397

Mark E. Chmiel	8,934	(12)	17,866	(12)	$4.45	07/02/17	—		—	—		—
	—		76,300	(5)	$2.59	03/17/18	—		—	—		—
	—		—		—	—	13,400	(22)	$26,666	—		—
	—		—		—	—	—		—	108,000	(23)	$214,920

Rhonda J. Parish	150,000	(8)	—		$3.50	06/25/09	—		—	—		—
	100,000	(9)	—		$0.84	03/14/11	—		—	—		—
	20,000	(13)	—		$0.92	06/25/11	—		—	—		—
	40,000	(14)	—		$0.54	06/25/11	—		—	—		—
	100,000	(15)	—		$2.42	06/25/11	—		—	—		—
	180,000	(16)	—		$2.42	03/15/09	—		—	—		—
	24,400	(17)	—		$4.45	06/25/11	—		—	—		—
	32,400	(18)	—		$4.61	06/25/11	—		—	—		—
	91,400	(19)	—		$2.59	06/25/11	—		—	—		—

Samuel M. Wilensky	50,000	(20)	—		$2.42	05/01/09	—		—	—		—

(1)	The options were granted on February 5, 2001 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(2)	The options were granted on November 10, 2004 and vested in three equal annual installments on December 29, 2004, December 28, 2005 and December 27, 2006.
(3)	The options were granted on March 14, 2006 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(4)	The options were granted on March 6, 2007 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(5)	The options were granted on March 17, 2008 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(6)	The options were granted on September 26, 2005 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(7)	The options were granted on February 1, 1999 and vested in four equal annual installments beginning on the first anniversary of the grant date.
(8)	The options were granted on June 25, 1999 and vested in four equal annual installments beginning on the first anniversary of the grant date.
(9)	The options were granted on March 14, 2001 and vested 50% on June 12, 2001, 25% on March 14, 2002 and 25% on March 14, 2003.
(10)	The options were granted on February 12, 2002 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(11)	The options were granted on April 25, 2003 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(12)	The options were granted on July 2, 2007 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(13)	The options were granted on February 12, 2002 and vested in three equal annual installments beginning on the first anniversary of the grant date. As a result of her termination, Ms. Parish’s options will expire on June 25, 2011.
(14)	The options were granted on April 25, 2003 and vested in three equal annual installments beginning on the first anniversary of the grant date. As a result of her termination, Ms. Parish’s options will expire on June 25, 2011.
(15)	The options were granted on November 10, 2004 and vested on December 29, 2004. As a result of her termination, Ms. Parish’s options will expire on June 25, 2011.
(16)	The options were granted on November 10, 2004 and vested in equal installments on December 28, 2005 and December 27, 2006. As a result of her termination, Ms. Parish’s options will expire on March 15, 2009.
(17)	The options were granted on March 14, 2006. Upon her termination, the vesting of Ms. Parish’s options was accelerated. The expiration date for these options is June 25, 2011.
(18)	The options were granted on March 6, 2007. Upon her termination, the vesting of Ms. Parish’s options was accelerated. The expiration date for these options is June 25, 2011.
(19)	The options were granted on March 17, 2008. Upon her termination, the vesting of Ms. Parish’s options was accelerated. The expiration date for these options is June 25, 2011.
(20)	The options were granted on November 10, 2004 and vested on equally on December 28, 2005 and December 27, 2006. As a result of his termination, Mr. Wilensky’s options will expire on May 1, 2009.
(21)	Reflects restricted stock units awarded pursuant to our 2004 TSR Program that are payable one-half in shares of Common Stock and one-half in cash. One-third of these restricted stock units will vest and pay out on June 30, 2009, 2010 and 2011. The named executive officers must be employed on the payment date in order to receive the award. Additional information regarding the 2004 TSR Program can be found in the CD&A.
(22)	Under the 2007 LTGI Program, 100% of the award was earned by the named executive officers on December 26, 2007. Of the amount earned, 15% vested on December 26, 2007 and 35% vested on December 31, 2008. The amount reflects the remaining unvested portion that will vest 50% on December 30, 2009 and is payable in shares of Common Stock. Details on how awards were earned can be found in the CD&A. The named executive officers must be employed on the vesting date in order to receive the award. The restricted stock units earned and vested as of December 31, 2008 will be settled in shares by March 15, 2009. Additional information regarding the 2007 LTGI Program can be found in the CD&A.
(23)	Reflects the amount of restricted stock units that may be earned by the named executive officers pursuant to our 2008 LTI Program, that is payable in shares of Common Stock. These restricted units will be earned and vest in 1/3 increments (from 50% to 120% of the target award for each such increment) based on the appreciation/(depreciation) of our Common Stock from the date of grant to each of three vesting periods (July 16, 2009, July 16, 2010 and July 16, 2011). The named executive officers must be employed on the vesting date in order to receive the award. Additional information regarding the 2008 LTI Program can be found in the CD&A.
(24)	Reflects restricted stock units awarded pursuant to our 2004 TSR Program that are payable one-half in shares of Common Stock and one-half in cash. One-fourth of these restricted stock units will vest and pay out on June 30, 2009, 2010, 2011 and 2012. The named executive officers must be employed on the payment date in order to receive the award. Additional information regarding the 2004 TSR Program can be found in the CD&A.
(25)	Reflects the amount of restricted stock units awarded in 2007 to Mr. Wolfinger pursuant to our 2004 Omnibus Incentive Plan that are payable one-half in shares of Common Stock and one-half in cash. One-fourth of the restricted stock units payable in cash will vest and payout on July 9, 2009, 2010, 2011 and 2012. One-fourth of the restricted stock units payable in shares of Common Stock will vest on July 9, 2009, 2010, 2011 and 2012 and will payout on July 9, 2012.
(26)	Reflects the value as calculated using the closing price of our Common Stock as of December 31, 2008 ($1.99).

2008 Option Exercises and Stock Vested Table

The following table sets forth information concerning each exercise of stock options and similar instruments, and each vesting of stock awards, including restricted stock units, during the last completed fiscal year for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)		Value Realized on Vesting(2)
Nelson J. Marchioli	—	$—	166,666	(2)	$473,333	(2)
	—	$—	77,000	(3)	$153,230	(3)
	—	$—	23,130	(4)	$97,609	(4)
	—	$—	53,970	(5)	$107,400	(5)

F. Mark Wolfinger	—	$—	26,100	(3)	$51,939	(3)
	—	$—	6,315	(4)	$26,649	(4)
	—	$—	14,735	(5)	$29,323	(5)
	—	$—	43,956	(6)	$109,011	(6)

Janis S. Emplit	—	$—	45,000	(2)	$127,800	(2)
	—	$—	17,700	(3)	$35,223	(3)
	—	$—	4,005	(4)	$16,901	(4)
	—	$—	9,345	(5)	$18,597	(5)

Mark E. Chmiel	—	$—	4,020	(4)	$16,964	(4)
	—	$—	9,380	(5)	$18,666	(5)

Rhonda J. Parish	—	$—	50,000	(2)	$142,000	(2)
	—	$—	4,860	(4)	$20,509	(4)

Samuel M. Wilensky	51,666	$74,115	12,500	(2)	$35,500	(2)
	—	$—	3,405	(4)	$14,369	(4)

(1)	The amounts in these columns reflect stock options exercised by the named executive officers pursuant to our various equity plans as follows:

Name	Options Exercised	Exercise Price	Exercise Date	Market Value Upon Exercise
Samuel M. Wilensky	25,000	$2.42	9/18/2008	$2.94
Samuel M. Wilensky	20,000	$0.54	9/18/2008	$2.94
Samuel M. Wilensky	5,000	$0.92	9/18/2008	$2.94
Samuel M. Wilensky	1,666	$0.92	9/19/2008	$2.88

(2)	Reflects the amount of the vested restricted stock units awarded to the named executive officers pursuant to our 2004 TSR Program. Details on how awards were earned can be found in the CD&A. One-half of the restricted stock units earned as of June 30, 2007 vested on June 30, 2008 when the market value of the underlying stock was $2.84. One-half of the vested restricted stock units were paid in shares of Common Stock and one-half were paid in cash during the fiscal year.
(3)	Reflects the amount of vested restricted stock units awarded to the named executive officers pursuant to our 2006 LTGI Program. Details on how awards were earned can be found in the CD&A. All of the restricted stock units earned as of December 31, 2006 vested on December 31, 2008 when the market value of the underlying stock was $1.99. The vested restricted stock units were paid in shares of Common Stock subsequent to December 31, 2008.
(4)	Reflects the amount of vested restricted stock units awarded to the named executive officers pursuant to our 2007 LTGI Program. Details on how awards were earned can be found in the CD&A. The restricted stock units were earned as of December 26, 2007 and 15% of the units vested as of December 26, 2007 when the market value of the underlying stock was $4.22.
(5)	Reflects the amount of vested restricted stock units awarded to the named executive officers pursuant to our 2007 LTGI Program. Details on how awards were earned can be found in the CD&A. The restricted stock units were earned as of December 26, 2007 and 35% of the units vested as of December 31, 2008 when the market value of the underlying stock was $1.99.
(6)	Reflects restricted stock units earned and vested by the named executive officer on July 9, 2008 pursuant to Denny’s 2004 Omnibus Incentive Plan. One-half of these restricted stock units were settled in cash upon vesting when the market value of the underlying stock was $2.48 and one-half will pay out in shares of Common Stock on July 9, 2012.

Pension Benefits Table

The following table sets forth information with respect to the Advantica Pension Plan (the “Pension Plan”) and ancillary plan, which provide for payments or other benefits to Ms. Emplit and Ms. Parish at, following, or in connection with retirement. The other named executive officers do not participate in the Pension Plan or ancillary plan because the plans were frozen to new participants on January 1, 2000.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Nelson J. Marchioli	n/a	—	$—	$—

F. Mark Wolfinger	n/a	—	$—	$—

Janis S. Emplit	The Advantica Pension Plan	8	$172,597	$—

Mark E. Chmiel	n/a	—	$—	$—

Rhonda J. Parish	The Advantica Pension Plan	9	$37,740	$354,727

Samuel M. Wilensky	n/a	—	$—	$—

(1)	Of the amounts in this column, $37,740 and $18,416 represent the amounts of the present value of accumulated benefits in the Pension Plan for Ms. Parish and Ms. Emplit respectively, and $0 and $154,181 represent the amounts of the present value of accumulated benefits in the ancillary plan for Ms. Parish and Ms. Emplit respectively.

The Advantica Pension Plan (the “Pension Plan”) is a noncontributory tax qualified defined benefit retirement plan maintained by Denny’s. As of December 31, 1999, no new participants were allowed into the Pension Plan and, as of December 31, 2004, all benefit accruals were frozen. During the period between December 31, 1999 and 2004, all pension benefit accruals for a select group of management and highly compensated employees were earned under a non-qualified ancillary plan, which provided for benefits limited by the limits on benefits and compensation under the Internal Revenue Code of 1986, as amended. As a result of these events, Mss. Emplit and Parish are the only named executive officers who participate in the Pension Plan and ancillary plan and neither accrued any benefit after December 31, 2004.

The table above shows the estimated annual benefits for a single life annuity that could be payable under the Pension Plan and the ancillary plan upon a person’s normal retirement at age 65. Details on the assumptions made in the valuation of these awards can be found in Note 12 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2009.

Under the Pension Plan, a participant’s annual retirement benefit at normal retirement age is calculated by multiplying the number of years of participation in the Pension Plan (not to exceed 35 years, and not including years after 1999 for highly compensated participants or years after 2004 for other participants) by the sum of: (i) 1 % of the average compensation (which generally consists of base salary and any year-end bonus) paid during 60 consecutive calendar months chosen to produce the highest average (the “Average Compensation”) plus (ii) an additional 0.5 % of the Average Compensation in excess of the average Social Security wage base. Benefits payable cannot exceed 50% of the Average Compensation. Plan benefits are normally paid in the form of a life annuity or, if the retiree is married, a joint and survivor annuity.

Employees may retire as early as age 55 with 5 years of service. Employees with age and service equaling or exceeding 85 and who are within 5 years of the normal retirement age will receive no reduction of accrued benefits. Employees who are at least 55 years of age with 15 years of service will receive a reduction of 3 % in accrued benefits for the first 5 years prior to normal retirement date and 6 % for the next 5 years. Accrued benefits for employees retiring with less than 15 years of service will be actuarially reduced. Retirement benefits are fully vested after a participant completes 5 years of service.

Nonqualified Deferred Compensation Table

The following table sets forth information with respect to Denny’s Deferred Compensation Plan which provides for the deferral of compensation for the named executive officers that is not tax-qualified.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY(3)
Nelson J. Marchioli	$239,339	$53,807	$(254,365)	$—	$841,434
F. Mark Wolfinger	$22,289	$29,565	$(28,197)	$—	$103,298
Janis S. Emplit	$97,169	$21,763	$(130,665)	$—	$660,711
Mark E. Chmiel	$10,199	$15,198	$(3,811)	$—	$21,586
Rhonda J. Parish	$12,133	$12,132	$(48,843)	$—	$168,383
Samuel M. Wilensky	$11,844	$11,843	$(32,845)	$—	$79,235

(1)	Amounts in this column are reported as 2008 compensation in the Salary column of the Summary Compensation Table.
(2)	Amounts included in this column are reported as 2008 compensation in the All Other Compensation column of the Summary Compensation Table.
(3)	Aggregate balances as of December 31, 2008 include the following amounts that were reported as compensation to the named executive officers in the Summary Compensation Table for years prior to 2008: $66,902 for Mr. Marchioli; $34,241 for Mr. Wolfinger; $25,869 for Ms. Emplit; $0 for Mr. Chmiel; $31,468 for Ms. Parish and $9,090 for Mr. Wilensky.

The Denny’s Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) allows participants to defer current compensation on a pre-tax basis. Participation is restricted to a select group of management or highly compensated employees of the Company.

Under the terms of the Deferred Compensation Plan, a participant may elect to defer up to 50% of base salary and up to 100% of bonus. Denny’s will match 100% of each participant’s deferrals up to 3% of the participant’s compensation. Deferrals will be credited to the participant’s account on a periodic basis consistent with the payroll cycle. Deferral elections will remain in effect from plan year to plan year unless modified or revoked by the participant during an enrollment period.

The participant’s account will be credited with earnings and losses based on the investment options selected by the participant. The participant may request a change in the allocation of an account balance or future deferrals at any time. A participant is at all times 100% vested in his or her deferral account.

Upon termination of employment for any reason (except following a change in control), a participant will receive his or her account balance in a lump sum or in installments based on his or her election. Account balances less than $50,000 will be distributed in a lump sum. At the death of a participant, the remaining amount in the participant’s account will be paid to his or her beneficiary in accordance with the participant’s election. Upon a termination of employment within two years of a change in control, a participant will receive his or her account balance in a lump sum distribution. In the event of an unforeseen financial emergency, the plan administrator may approve a participant’s withdrawal up to the amount necessary to satisfy the hardship. A participant may change the distribution schedule prior to termination of employment from a lump sum to annual installments, but not from annual installments to a lump sum. All changes must be made at least 13 months prior to termination of employment.

The Deferred Compensation Plan also provides for an “In-Service Distribution” account, typically used to save for specific financial needs at a specified date, such as college tuition payments. A participant may elect to receive some or all of a particular year’s deferral and related earnings on a particular date prior to retirement or termination of employment. Distributions can be made in a lump sum or, if the balance is at least $10,000, in 2-5 annual installments. A participant may extend an In-Service Distribution date by at least 5 years or may cancel the date, which results in the account balance being combined with the termination of employment account.

As a result of Code Section 409A, certain key employees (including the named executive officers) may be subject to a six-month waiting period for distributions following termination.

Summary of Termination Payments and Benefits

Messrs. Wolfinger and Chmiel are participants in the Severance Plan, which provides for severance payments and benefits in the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), plus enhanced benefits if such termination is in connection with a change in control of the Company. Because the Company maintains a Letter Agreement with Ms. Emplit and an Employment Agreement with Mr. Marchioli that contain severance provisions beyond the scope of the Severance Plan, any severance benefits for Ms. Emplit and Mr. Marchioli will be governed by their individual agreements with the Company.

The following table summarizes the approximate value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment at the close of business on December 31, 2008. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees, as well as the executive’s accrued but unpaid obligations. The amounts also exclude benefits and payments that are disclosed in the Pension Benefits Table elsewhere in this Proxy Statement and the Nonqualified Deferred Compensation Table elsewhere in this Proxy Statement.

	Nelson J. Marchioli		F. Mark Wolfinger		Janis S. Emplit		Mark E. Chmiel		Rhonda J. Parish(13)	Samuel M. Wilensky(14)
Reason for Termination:

By Company Without Cause; By Executive for Good Reason

Cash severance	$3,120,000	(1)	$490,000	(2)	$1,391,400	(2)	$350,000		$1,412,400	$325,000	(3)
Health & Welfare continuation (estimated)	9,309	(4)	15,601	(4)	23,402	(4)	5,757		16,096	10,057	(4)
Accelerated stock option spread	—		—		194,400	(5)	—		194,400	—
Outplacement services (estimated)	—		20.000		22,500	(6)	20,000		22,500	—
Benefit gross-up	—		—		168,060	(7)	—		290,231	—

Total	$3,129,309		$525,601		$1,799,762		$375,757		$1,935,627	$335,057

Death or Disability

Cash severance	$780,000	(8)	$—		$—		$—		$—	$—
Health & Welfare continuation—death (est.)	9,304	(4)	—		—		—		—	—
Health & Welfare continuation—disability (est.)	18,618	(9)	—		—		—		—	—
Accelerated stock option spread	1,200,000	(5)	—	(5)	194,400	(5)	—		—	—
Accelerated LTIP value	306,858	(10)	83,779	(10)	53,133	(10)	53,332		—	—
Accelerated Special Grant	—		393,626	(11)	—		—		—	—
Accelerated 2008 Restricted Stock Award	115,993	(15)	58,286	(15)	43,497	(15)	39,050	(15)	—	—

Total—Death	$2,430,000		$535,681		$291,030		$92,382		$—	$—

Total—Disability	$2,430,000		$535,681		$291,030		$92,382		$—	$—

Termination Within 12 Months Following a Change of Control (By Company Without Cause; By Executive for Good Reason)

Cash severance	$4,664,400	(1)	$1,715,000	(2)	$1,391,400	(2)	$1,160,584		$—	$—
Health & Welfare continuation (estimated)	9,309	(4)	31,202	(4)	23,402	(4)	11,514		—	—
Accelerated stock option spread	1,200,000	(5)	—	(5)	194,400	(5)	—		—	—
Accelerated TSR value	995,000	(12)	547,000	(12)	268,650	(12)	—		—	—
Accelerated LTIP value	306,858	(10)	83,779	(10)	53,133	(10)	53,332		—	—
Accelerated Special Grant	—		393,626	(11)	—		—		—	—
Accelerated 2008 Restricted Stock Grant	455,537	(15)	228,904	(15)	170,826	(15)	153,354	(15)	—	—
Outplacement services (estimated)	—		20,000		22,500	(6)	20,000		—	—
Benefit gross-up	—		—		168,060	(7)	—		—	—

Total	$7,631,104		$3,069,511		$2,292,370		$1,398,789		$—	$—

(1)	Mr. Marchioli’s employment agreement provides that if the Company terminates his employment without cause (as defined in the employment agreement) or Mr. Marchioli voluntarily terminates his employment for certain approved reasons (as defined in the employment agreement), he will receive a lump sum severance payment equal to two times the sum of his then-current base salary and his target bonus for the year in which the termination occurs. If such terminations occur within one year after a change in control of the Company, the multiple is 2.99 times then-current base salary and target bonus (which may not be less than 100% of base salary), reduced as necessary to bring total parachute payments to below the IRS-allowed amount if total parachute payments minus the excise tax would be lower than the IRS-allowed amount.
(2)	For Mr. Wolfinger, reflects a lump sum severance payment of 100% of base salary, or 200% of base salary and target bonus in the event he is terminated within one year of a change in control. For Ms. Parish, represents a lump sum severance payment equal to 200% of base salary (which amount may not be less than $300,000) and 200% of target bonus (which may not be less than 65% of base salary), plus 200% of a car allowance of $13,200. For Ms. Emplit, reflects two times base salary, target bonus and car allowance of $13,200.
(3)	Mr. Wilensky is covered under the Severance Plan, which provides for one times base salary if the Company terminates his employment due to reduction in force or job elimination.
(4)	Reflects the estimated cost of providing continued health and welfare benefits for a period of one year.
(5)	Stock option vesting accelerates upon death, disability or a change in control. In addition, pursuant to their letter agreements, Ms. Parish and Ms. Emplit’s outstanding stock options will become immediately vested in the event of a termination of employment without cause or voluntary termination for certain approved reasons.
(6)	Pursuant to her letter agreement, Ms. Emplit will receive career placement advice and counseling for a period of 18 months following termination.
(7)	Reflects amounts Ms. Emplit will receive, pursuant to her letter agreement, of a tax gross-up of benefits due her under a nonqualified ancillary benefit plan. (See the Pension Benefits Table elsewhere in this Proxy Statement for information regarding the nonqualified ancillary plan and the payments due Ms. Emplit thereunder.
(8)	Mr. Marchioli’s employment agreement provides that in the event of his death, his family will receive his base salary for a period of one year, payable in monthly installments, and the annual bonus that he would have received in such year. In the event of his termination of employment by reason of permanent disability, for a period of two years, he will receive 50% of his base salary, payable in monthly installments, and 50% of the annual bonus that he would have received in such year.
(9)	Reflects the cost of providing continued health and welfare benefits to Mr. Marchioli as if he remained employed with the Company for a period of two years.
(10)	Grants under the Long-Term Growth Incentive Plan made in 2006 and 2007 vest upon death, disability or a change in control.
(11)	Represents special grant of restricted stock units made to Mr. Wolfinger in July 2007. Vesting accelerates upon death, disability or a qualified termination following a change in control.
(12)	Vesting accelerates upon a change in control.
(13)	In connection with her termination of employment with the Company as of June 25, 2008, Ms. Parish received the following payments and benefits: (i) a lump sum severance payment of $1,412,400, which represented 200% of her current base salary, target bonus amount and annual car allowance, (ii) a lump sum payment of $290,231, which represented a tax gross-up on the payout of the vested retirement benefits under the ancillary pension plan, (iii) a lump sum payment of $16,096, which represented the full cost of COBRA health premiums for eighteen months, plus a tax gross-up in the amount of $3,000, and (iv) outplacement services valued at approximately $22,500. In addition, upon her termination of employment, Ms. Parish became 100% vested in all of her outstanding stock options, the aggregate spread value of which were $194,400 as of June 25, 2008.
(14)	In connection with his termination of employment with the Company as of September 3, 2008, Mr. Wilensky received the following payments and benefits: (i) severance payments of $325,000, payable in bi-weekly installments over a one-year period and (ii) a lump sum payments of $10,057, which represented the full cost of COBRA health premiums for twelve months.
(15)	A pro rata portion of the RSUs, adjusted by a performance factor, vest and convert to shares of Common Stock upon termination due to death or disability.

Director Compensation Table

The following table sets forth information concerning the compensation of the Company’s non-employee directors for 2008.

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2)(4)	Option Awards (3)(4)	Total
Dr. Vera K. Farris	$60,000	$29,730	$51,778	$141,508
Brenda J. Lauderback	$60,000	$29,730	$51,021	$140,751
Robert E. Marks	$65,000	$27,229	$51,778	$144,007
Michael Montelongo	$45,000	$28,732	$51,021	$124,753
Henry J. Nasella	$17,431	$26,730	$67,392	$111,553
Louis P. Neeb	$41,538	$27,229	$8,624	$77,391
Donald C. Robinson	$27,569	$1,998	$—	$29,567
Donald R. Shepherd	$45,000	$29,233	$51,778	$126,010
Debra Smithart-Oglesby	$150,000	$27,730	$51,778	$229,508

(1)

Each non-employee director of Denny’s Corporation, except for the Chair of the Board, received a $45,000 annual cash retainer (paid in equal installments on a quarterly basis and pro-rated for the period in which they were a director). The Chair of the Board, Ms. Smithart-Oglesby, received an annual cash retainer of $100,000 and a discretionary bonus of $50,000. The Chair of the Audit Committee, Mr. Marks, received an additional annual retainer of $20,000 and the Chair of the Corporate Governance Committee,

Ms. Lauderback, and of the Compensation Committee, Ms. Farris, each received an additional annual retainer of $15,000 for their service as the committee chair.
(2)	The amounts in this column reflect the compensation expense recognized by the Company for financial statement reporting purposes related to deferred stock units (“DSUs”) awarded to directors pursuant to our 2004 Omnibus Incentive Plan. Under the current director compensation package, each director receives an annual award of 8,100 DSUs in addition to receiving DSUs for participation in any unscheduled, specially-called meeting (i.e., any meeting called in addition to the typically five regularly scheduled board and committee meetings). The number of deferred stock units earned by directors for specially-called meetings is determined on a quarterly basis using a rate of $1,000 for attendance in person and $500 for telephonic participation and is calculated by dividing the total dollar value earned for such meeting attendance for the quarter by the closing price of the Common Stock on the last day of the quarter. The aggregate number of deferred stock units held as of December 31, 2008 for Mss. Farris and Lauderback, Messrs. Marks, Montelongo, Neeb, Robinson and Shepherd and Ms. Smithart-Oglesby were 45,657, 27,761, 43,033, 27,584, 8,351, 832, 45,819 and 44,635, respectively. Mr. Nasella did not hold any deferred stock units as of year-end as they were converted to shares of stock upon his resignation from the Board during 2008.
(3)	The amounts in this column reflect the compensation expense recognized by the Company for financial statement reporting purposes related to stock options awarded to non-employee directors under the 2004 Omnibus Incentive Plan pursuant to our director compensation package. Details on the assumptions made in the valuation of these awards can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2009. Under the current director compensation package, a non-employee director receives an annual grant of options to purchase 18,900 shares of Common Stock. The aggregate number of stock options held as of December 31, 2008 for Mss. Farris and Messrs. Marks and Shepherd were 109,500, for Ms. Lauderback and Mr. Montelongo 56,700, for Mr. Nasella 75,600, for Mr. Neeb 18,900 and for Ms. Smithart-Oglesby 94,500. Mr. Robinson did not hold any stock options as of December 31, 2008. During 2008, the terms of Mr. Nasella’s outstanding options were modified to allow for continued vesting and retention of the original expiration dates pursuant to his resignation from the Board of Directors. As a result, additional compensation expense was recognized for the changes in the awards’ valuation and is included in the amount provided in this column.
(4)	The grant date fair value of stock and option awards granted in 2008 is shown in the following table:

Name	Grant Date	Deferred Stock Unit Awards	Stock Option Awards	Grant Date Fair Value
Dr. Vera K. Farris	1/29/08	—	18,900	$28,046
	1/29/08	8,100	—	$26,730
	3/31/08	168	—	$501
	9/30/08	775	—	$2,000
	12/31/08	251	—	$499

Brenda J. Lauderback	1/29/08	—	18,900	$28,046
	1/29/08	8,100	—	$26,730
	3/31/08	168	—	$501
	9/30/08	775	—	$2,000
	12/31/08	251	—	$500

Robert E. Marks	1/29/08	—	18,900	$28,046
	1/29/08	8,100	—	$26,730
	12/31/08	251	—	$499

Michael Montelongo	1/29/08	—	18,900	$28,046
	1/29/08	8,100	—	$26,730
	3/31/08	168	—	$501
	9/30/08	194	—	$501
	12/31/08	503	—	$1,001

Henry J. Nasella	1/29/08	—	18,900	$28,046
	1/29/08	8,100	—	$26,730

Louis P. Neeb	1/29/08	—	18,900	$28,046
	1/29/08	8,100	—	$26,730
	12/31/08	251	—	$499

Donald C. Robinson	9/30/08	581	—	$1,499
	12/31/08	251	—	$499

Donald R. Shepherd	1/29/08	—	18,900	$28,046
	1/29/08	8,100	—	$26,730
	3/31/08	168	—	$501
	9/30/08	388	—	$1,001
	12/31/08	503	—	$1,001

Debra Smithart-Oglesby	1/29/08	—	18,900	$28,046
	1/29/08	8,100	—	$26,730
	3/31/08	168	—	$501
	12/31/08	251	—	$499

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Common Stock to file reports of initial ownership and changes in their ownership of the Common Stock with the SEC. Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge (based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 31, 2008) the Company’s officers, directors and 10% stockholders complied with their Section 16(a) filing requirements for the fiscal year ended December 31, 2008.

RELATED PARTY TRANSACTIONS

Late in 2008, the Company entered into a franchise transaction with Samuel M. Wilensky, a former executive officer of Denny’s who separated from the Company effective September 1, 2008, whereby Mr. Wilensky acquired from the Company, for approximately $2.2 million, the right to operate as a franchisee six restaurant units previously operated by the Company. The Company owns the real estate of one of the six units, and entered into a land/building lease with respect to that unit with Mr. Wilensky for a 20 year term with a minimum lease payment of $1,659.13 per week and a weekly percentage rent of 6% of gross sales if total business of the unit exceeds the aggregate minimum weekly rent amount. The aggregate amount of lease payments due and paid in fiscal 2008 was $5,323.

The above referenced transaction was approved pursuant to a written policy and procedures maintained by the Company for the review, approval or ratification of related party transactions. Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company will enter into or ratify transactions with “related parties” (as the term is defined in Item 404 of Regulation S-K) only when the Board, acting through the Governance Committee determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or receives products or services to or from a related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Accordingly, the Governance Committee shall review the material facts of all proposed related party transactions that require approval and either approve or disapprove of the entry into the related party transaction. If advance Governance Committee approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if the Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

CODE OF ETHICS

Denny’s Corporation has adopted a code of ethics entitled “Denny’s Corporation Standards of Business Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Corporation Standards of Business Conduct is posted on the Company’s website at www.dennys.com.

The Company will post on its website any amendments to, or waivers from, a provision of the Denny’s Corporation Standards of Business Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Corporation Standards of Business Conduct to an appropriate person or persons identified in the standards; or (v) accountability to adherence to the standards.

OTHER MATTERS

Expenses of Solicitation

The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting

In the event that any matters other than those referred to in the accompanying notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

2010 Stockholder Proposals

In order for stockholder proposals intended to be presented at the year 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”) to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than December 14, 2009. Regarding stockholder proposals intended to be presented at the year 2010 Annual Meeting but not included in the proxy statement, including stockholder nominations of directors, pursuant to the Denny’s Corporation Bylaws, written notice of such proposals, to be timely, must be received by the Company no more than 90 days and no less than 60 days prior to May 20, 2010, (i.e., the first anniversary of the preceding year’s annual meeting). In the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. All such proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in the proposal’s underlying business not being eligible for transaction at the meeting. Such notices must contain the information specified in the Company’s Bylaws, including information concerning the proposal or nominee and information about the stockholder’s ownership of Common Stock.

Electronic Access to Future Proxy Materials and Annual Reports

Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by marking the appropriate box on your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a notice in the mail with instructions containing the Internet address of those materials. Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.

FORM 10-K

A copy of the Company’s Form 10-K for the fiscal year ended December 31, 2008 as filed with the SEC is available, without charge, upon written request directed to Denny’s Corporation, Investor Relations, at the corporate address set forth above.

Notice of Annual Meeting and Proxy Statement

Annual Meeting of Stockholders to be held May 20, 2009

Denny’s

VOTE BY INTERNET OR TELEPHONE

QUICK

EASY IMMEDIATE

As a stockholder of Denny’s Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 19, 2009. The 2009 Proxy Statement and the 2008 Annual Report of Denny’s Corporation are available at http://proxy.dennys.com

Vote Your Proxy on the Internet: Go to www.continentalstock.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares. OR Vote Your Proxy by Phone: Call 1 (866) 894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. OR Vote Your Proxy by mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

DENNY’S CORPORATION Please mark your votes like this X

PROXY BY MAIL 203 East Main Street, Spartanburg, SC 29319

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,

WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.

1. Election of (7) directors Nominees:

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2 and “AGAINST” Proposal 3.

01 Brenda J. Lauderback FOR AGAINST ABSTAIN 04 Louis P. Neeb FOR AGAINST ABSTAIN 07 Debra Smithart-Oglesby FOR AGAINST ABSTAIN

02 Nelson J. Marchioli FOR AGAINST ABSTAIN 05 Donald C. Robinson FOR AGAINST ABSTAIN

03 Robert E. Marks FOR AGAINST ABSTAIN 06 Donald R. Shepherd FOR AGAINST ABSTAIN

2. A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 30, 2009. FOR AGAINST ABSTAIN

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

3. A stockholder proposal that encourages Denny’s Corporation to commit to selling at least 10 percent cage-free eggs by volume. FOR AGAINST ABSTAIN

4. To transact such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature Signature Date , 2009.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Access to Denny’s Corporation shareholder account information and other shareholder services are available on the Internet!

Visit Continental Stock Transfer’s website at

www.continentalstock.com

for their Internet Shareholder Service – ContinentaLink

Through this service, shareholders can change addresses, receive electronic forms and view account transaction history and dividend history.

To access this service, visit the website listed above. At “ContinentaLink” on the right side of the home page, select “Shareholder Log In.” From there, you can either “View a Sample Account” or you can sign-up (choose “First Time Visitor” then “New Member Sign-Up”). Guidance is provided on the website.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY’S CORPORATION

The undersigned hereby appoints Debra Smithart-Oglesby and Nelson J. Marchioli as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all the shares of the Common Stock of Denny’s Corporation held of record by the undersigned on March 24, 2009 at the Annual Meeting of Stockholders to be held on May 20, 2009 or any adjournment thereof.

(Continued, and to be marked, dated and signed on the other side.)

ANNUAL MEETING OF STOCKHOLDERS

May 20, 2009  9:00 a.m.

The Spartanburg Marriott

at Renaissance Park

299 North Church Street

Spartanburg, South Carolina  29306

If you plan to attend the Annual Meeting, please detach, sign and return the self-addressed, postage prepaid portion of this card.

You will need to present the remaining portion of the card in order to be admitted to the Annual Meeting on May 20, 2009.

I plan to attend the Annual Meeting of Stockholders of Denny’s Corporation on May 20, 2009.

Signature

Please print/type full name

Address: